This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-131888

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2007

P R O S P E C T U S  S U P P L E M E N T

(To Prospectus Dated February 6, 2007)

$

Ambac Financial Group, Inc.

Directly-Issued Subordinated Capital Securities (DISCSSM)

The Directly-Issued Subordinated Capital Securities (DISCSSM) are unsecured, subordinated debt instruments and will bear interest from the date they are issued until             , 2037 (or if such day is not a business day, the following business day), the “scheduled maturity date,” at the annual rate of     % of their principal amount, payable semi-annually in arrears on              and              of each year, beginning             , 2007. We have the right to elect to defer the payment of interest on the DISCS as described in this prospectus supplement. We will not be required to settle deferred interest pursuant to the alternative payment mechanism described in this prospectus supplement until we have deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period. We may defer interest for up to ten consecutive years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the DISCS. In the event of our bankruptcy, holders of the DISCS may have a limited claim for deferred interest.

The principal amount of the DISCS will become due on the scheduled maturity date only to the extent that we have received proceeds from the sale of certain qualifying capital securities during a 180-day period ending on a notice date not more than 15 nor less than 10 business days prior to such date. We will use our commercially reasonable efforts, subject to certain market disruption events, to sell enough qualifying capital securities to permit repayment of the DISCS in full on the scheduled maturity date. If any principal amount of the DISCS is not paid on the scheduled maturity date, it will remain outstanding and bear interest at a floating rate reset and payable monthly in arrears, and we will continue to use our commercially reasonable efforts to sell enough qualifying capital securities to permit repayment of the DISCS in full. On             , 2087 (or if such day is not a business day, the following business day), the “final maturity date,” we must pay any remaining outstanding principal and interest in full on the DISCS whether or not we have sold qualifying capital securities.

We may redeem the DISCS in whole or in part at our option, or in whole upon the occurrence of certain tax or rating agency events, at the applicable redemption price set forth in this prospectus supplement.

Investing in the DISCS involves risks. See “ Risk Factors” beginning on page S-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discounts and Commissions (2)	Proceeds to Ambac Financial Group, Inc. (2)
Per DISCS	%	(1)%			%
Total		$(1)	$	$

(1)	Plus interest accrued on the DISCS, if any, from February , 2007.
(2)	Before reimbursement of our expenses by the underwriters. See “Underwriting.”

The underwriters expect to deliver the DISCS in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Luxembourg”) and/or Euroclear Bank N.V./S.A. (“Euroclear”), on or about February     , 2007.

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.	JPMorgan
Sole Structuring Advisor

HSBC

Lehman Brothers

Merrill Lynch & Co.

UBS Investment Bank

Wachovia Securities

DISCSSM is a service mark of Citigroup Global Markets Inc. Citigroup Global Markets Inc. has applied for patent protection for certain aspects of the DISCSSM structure described in this prospectus supplement.

February     , 2007

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information” on page 21 of the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and any related free writing prospectus issued by us. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, in the documents referred to in this prospectus supplement and which are made available to the public and in any related free writing prospectus isued by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information” on page 21 of the accompanying prospectus, in their entirety. You should pay special attention to the “Risk Factors” section of this prospectus supplement. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Ambac,” “we,” “us,” “our” or similar references mean Ambac Financial Group, Inc. and its subsidiaries.

Ambac Financial Group, Inc.

Ambac, headquartered in New York City, is a holding company whose subsidiaries provide financial guarantee products and other financial services to clients in both the public and private sectors around the world. Ambac was incorporated on April 29, 1991. Ambac provides financial guarantees for public finance and structured finance obligations through its principal operating subsidiary, Ambac Assurance Corporation, or Ambac Assurance.

Generally, financial guarantee products written by Ambac Assurance guarantee payment when due of the principal of and interest on the guaranteed obligation. In essence, Ambac Assurance steps in to make payments if the party responsible for making payments fails to do so.

Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., or Moody’s, in 1987, Standard & Poor’s Ratings Services, or S&P, in 1979 and Fitch, Inc., or Fitch, in 1994. Ambac Assurance’s ratings have been periodically affirmed by each of the rating agencies and have never been revised downward or put on review for a possible downgrade. Moody’s, S&P and Fitch’s ratings were last reaffirmed in 2006. These ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement.

As a holding company, Ambac Financial Group, Inc. is largely dependent on dividends from Ambac Assurance to pay dividends on its capital stock, to pay principal of and interest on its indebtedness, to pay its operating expenses, to purchase its common stock in the open market and to make capital investments in its subsidiaries. Dividends from Ambac Assurance are subject to certain insurance regulatory restrictions. For more information, see “Ambac Financial Group, Inc.” on page 6 of the accompanying prospectus.

Our principal executive offices are located at One State Street Plaza, New York, New York 10004 and our telephone number is (212) 668-0340.

Recent Developments

On January 31, 2007, we issued a press release pertaining to our results of operations and financial condition for the fourth quarter and full year ended December 31, 2006. For the fourth quarter of 2006, we reported net income of $202.7 million or $1.88 per diluted share. This represents a 1% decrease from fourth quarter 2005 net income of $204.3 million ($1.90 per fully diluted share). For the full year ended December 31, 2006, we reported net income of $875.9 million or $8.15 per diluted share. This represents a 16.6% increase from full year ended December 31, 2005 net income of $751.0 million ($6.87 per fully diluted share). Total assets as of December 31, 2006 were $20.3 billion, up 9.3% from total assets of $18.5 billion at December 31, 2005.

Credit enhancement production in the fourth quarter of 2006 was $314.5 million, down 21% from the fourth quarter of 2005 of $395.8 million. Credit enhancement production for the full year 2006 of $1,295.2 million was 4% higher than credit enhancement production of $1,249.4 million in 2005, as significant growth in international business more than offset the decline in the U.S. public finance business.

In public finance, Ambac’s premium production was lower while overall market issuance, as reported by third party sources, was up approximately 24% quarter on quarter. The increase in issuance for the quarter was driven by strong new-money issuance across a broad range of municipal sectors. Ambac’s market share remained stable at approximately 23% but the mix of business written in the fourth quarter 2006 varied significantly from the comparable prior period. Ambac’s fourth quarter 2005 production included three large well-priced transactions and strong business flow in the health care sector. While fourth quarter 2006 overall market deal flow was fairly strong, the mix of issuance during the quarter was more inclined towards smaller, less complex transactions. Additionally, pricing continues to be negatively affected by competition from other financial guarantors.

U.S. structured finance production during the quarter was lower as the fourth quarter 2005 included two very large transactions (an auto rental securitization and a commercial asset-backed securitization) which combined represented almost 40% of the total structured finance production from that period. Otherwise, the current quarter was characterized by increased business activity in the investor-owned utility, pooled debt obligations and consumer asset-backed securities sectors. Competition from the senior/subordinated market remains challenging and spreads remain tight across most asset classes of U.S. structured finance.

International production was stronger as Ambac closed three large U.K. transactions in the current quarter, and the geographic breadth of transactions closed was, once again, encouraging. During the quarter, Ambac closed deals in five different countries along with several multi-national pooled debt obligations transactions. Management continues to believe that the broad international markets provide an array of opportunities and will be a driver of short-term and long-term growth for the industry.

Gross premiums written in the fourth quarter of 2006 of $251.8 million were 18% lower than gross premiums written of $306.1 million in the same period of 2005. Gross premiums written for the full year 2006 of $996.7 million were 9% lower than gross premiums written of $1,096.0 million in 2005. Net premiums written in the fourth quarter of 2006 of $223.6 million were 17% lower than net premiums written of $268.1 million in the same period of 2005. Net premiums written for the full year 2006 of $893.2 million were 10% lower than net premiums written of $996.3 million in 2005.

U.S. Public Finance

U.S. Public Finance credit enhancement production in the fourth quarter of 2006 was $84.0 million, down 45% from the fourth quarter of 2005 of $153.5 million. U.S. Public Finance credit enhancement production for the full year 2006 of $405.0 million was 26% lower than credit enhancement production of $550.8 million in 2005.

U.S. Public Finance sector gross premium written and net premiums earned in the fourth quarter of 2006 of $89.4 million and $58.3 million were 44% lower and 2% higher respectively than for the same period of 2005. U.S. Public Finance sector gross premium written and net premiums earned for full year 2006 of $375.7 million and $231.1 million respectively were 32% lower and 3% higher respectively than for the same period of 2005.

Earned premium growth in the U.S. Public Finance sector has been negatively impacted by the high level of refunding activity in Ambac’s public finance book over the past two years, increasingly competitive pricing and the mix of business underwritten in recent periods.

U.S. Structured Finance

U.S. Structured Finance credit enhancement production in the fourth quarter of 2006 was $97.1 million, down 32% from the fourth quarter of 2005 of $143.4 million. U.S. Structured Finance credit enhancement production for the full year 2006 of $479.3 million was practically unchanged compared to credit enhancement production of $479.0 million in 2005.

U.S. Structured Finance sector gross premium written and net premiums earned in the fourth quarter of 2006 of $85.9 million and $82.2 million respectively were 3% and 7% higher than for the same period of 2005. U.S. Structured Finance sector gross premium written and net premiums earned for full year 2006 of $333.6 million and $317.3 million respectively were 6% and 10% higher than for the same period of 2005.

The rate of growth in U.S. structured finance improved in 2006 driven by strong recent premium production in asset classes such as commercial asset-backed securities, auto securitizations and pooled debt obligations. Narrow credit spreads and accelerated prepayment speeds in the mortgage-backed and home equity book of business persist, continuing to partially offset the positive effects of new business writings in other asset classes.

International

International credit enhancement production in the fourth quarter of 2006 was $133.4 million, up 35% from the fourth quarter of 2005 of $98.9 million. International credit enhancement production for the full year 2006 of $410.9 million was 87% higher than credit enhancement production of $219.6 million in 2005.

International sector gross premium written and net premiums earned in the fourth quarter of 2006 of $76.5 million and $50.8 million respectively were 20% and 5% higher than for the same period of 2005. International sector gross premium written and net premiums earned for full year 2006 of $287.4 million and $204.0 million were 25% higher and 3% lower respectively than for the same period of 2005.

The fourth quarter of 2006 increase in International net premiums earned represents the first increase in this sector since the third quarter of 2005 and was driven primarily by strong business writings across many geographies and asset classes during 2006. The paydowns and calls that had beset the international business in 2005 and the first half of 2006, slowed in the latter half of 2006.

The DISCS

Repayment of Principal

We must repay the principal amount of the DISCS, together with accrued and unpaid interest, on                     , 2037, or if that date is not a business day, the next business day (the “scheduled maturity date”), subject to the limitations described below.

We are required to repay the DISCS on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of “qualifying capital securities,” as described under “Description of the Replacement Capital Covenant,” during a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to such date. If we have not raised sufficient net proceeds to permit repayment of all principal and accrued and unpaid interest on the DISCS on the scheduled maturity date, we will apply any available proceeds to repay the DISCS, and the unpaid portion will remain outstanding and bear interest at a floating rate reset and payable monthly (as described below under “—Interest”) until repaid. We will be required to repay the unpaid portion of the principal amount of the DISCS on each subsequent interest payment date to the extent of the net proceeds we receive from any subsequent issuance of qualifying capital securities.

We will use our commercially reasonable efforts, subject to a “market disruption event,” as described under “Description of the DISCS—Market Disruption Events,” to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to the scheduled maturity date to permit repayment of the DISCS in full on the scheduled maturity date in accordance with the replacement capital covenant. If we are unable for any reason to raise sufficient proceeds, we will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the sale of qualifying capital securities to permit repayment of the DISCS on the following monthly interest payment date, and on each monthly interest payment date thereafter, until the DISCS are paid in full.

Any unpaid principal amount of the DISCS, together with accrued and unpaid interest, will be due and payable on the final maturity date or upon acceleration following an event of default, regardless of the amount of qualifying capital securities we have issued and sold by that time. The final maturity date is                     , 2087 as described under “Description of the DISCS—Repayment of Principal.”

Although under the replacement capital covenant (described below under “—Replacement Capital Covenant”) the principal amount of DISCS that we may repay may be based on the net cash proceeds from certain issuances of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and qualifying non-cumulative preferred stock in addition to qualifying capital securities, we have no obligation to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the DISCS on the scheduled maturity date or at any time thereafter.

Interest

Until the scheduled maturity date, the DISCS will bear interest at the annual rate of     %. Interest on the DISCS will accrue from                     , 2007. Ambac will pay that interest semi-annually in arrears on              and              of each year (we refer to these dates as “interest payment dates”), beginning on                     , 2007. If any DISCS remain outstanding after the scheduled maturity date, they will bear interest at an annual rate equal to one-month LIBOR plus     %, reset and payable monthly until repaid.

We have the right to elect to defer the payment of interest on the DISCS as described in this prospectus supplement. We will not be required to settle deferred interest pursuant to the alternative payment mechanism described in this prospectus supplement until we have deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period. We may defer interest for up to ten consecutive years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the DISCS. In the event of our bankruptcy, holders of the DISCS may have a limited claim for deferred interest.

Subordination

The DISCS will be unsecured, subordinated and junior in right of payment upon our liquidation, including to all of our existing and future senior indebtedness, but will rank equally in right of payment upon liquidation with debt that by its terms does not rank senior upon our liquidation to the DISCS and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. Substantially all of our existing indebtedness is senior. As of September 30, 2006, our indebtedness for money borrowed ranking senior to the DISCS upon liquidation, on an unconsolidated basis, totaled approximately $1.2 billion and our subsidiaries’ direct borrowings and other obligations that would effectively rank senior to the DISCS upon liquidation totaled approximately $13.9 billion. See “Description of the DISCS—Subordination” for the definition of “senior indebtedness.”

The terms of the DISCS permit us to make any payment of current or deferred interest on our indebtedness that ranks on a parity with the DISCS upon our liquidation (“pari passu securities”) that is made pro rata to the amounts due on such pari passu securities (including the DISCS); provided that such payments are made in accordance with the last paragraph under “—Alternative Payment Mechanism” to the extent it applies, and any payments of deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities .

Certain Payment Restrictions Applicable to Ambac

During any period in which we have given notice of our election to defer interest payments on the DISCS but the related deferral period has not yet commenced or a deferral period is continuing, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation on a parity with or junior to the DISCS, subject to certain limited exceptions. In addition, subject to certain limited exceptions, if any deferral period lasts longer than one year, the restrictions on our ability to redeem or purchase any of our APM qualifying securities or any of our securities that on our bankruptcy or liquidation rank pari passu or junior to such APM qualifying securities will continue until the first anniversary of the date on which all deferred interest has been paid.

Redemption of DISCS

We may elect to redeem any or all of the DISCS on or after the scheduled maturity date at a redemption price equal to 100% of the principal amount of the DISCS being redeemed plus any accrued and unpaid interest and before the scheduled maturity date (i) in whole at any time or in part from time to time, or (ii) in whole, but not in part, if certain changes occur relating to the tax treatment of or rating agency equity credit accorded to the DISCS, in each case at a redemption price equal to the greater of (x) 100% of the principal amount of the DISCS being redeemed and (y) the applicable treasury-based make-whole amount calculated as described under “Description of the DISCS—Redemption,” in each case plus any accrued and unpaid interest. For a description of the changes that would permit such a redemption and the applicable redemption amounts, see “Description of the DISCS—Redemption” below.

Any redemption of the DISCS before                     , 2067 will be subject to the limitations described under the section entitled “Description of the Replacement Capital Covenant”.

Events of Default

The following events are “events of default” with respect to the DISCS:

•	default in the payment of interest, including compounded interest, in full on any DISCS for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period if at such time such deferral period has not ended;

•	default in the payment of principal on the DISCS when due, subject to the limitations described below under “Description of the DISCS—Repayment of Principal”; or

•	certain events of bankruptcy, insolvency or receivership involving Ambac.

If an event of default under the junior subordinated indenture (as defined under “Description of the DISCS”) occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding DISCS may declare the entire principal amount of, and all accrued but unpaid interest on all DISCS to be due and payable immediately.

Form

The DISCS will be represented by one or more global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Beneficial interests in the DISCS will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC (in the United States), or Clearstream Luxembourg or Euroclear (in Europe) if they are participants in those systems, or indirectly through organizations which are participants in those systems.

Replacement Capital Covenant

Around the time of the initial issuance of the DISCS, we will enter into a “replacement capital covenant” in which we will covenant for the benefit of holders of one or more designated series of our indebtedness (which will initially be our 5.95% Debentures due 2035 (CUSIP: 023139AE8)), other than the DISCS, that we will not repay, redeem or purchase the DISCS on or before                     , 2067, unless, subject to certain limitations, during the applicable “measurement period” (as defined herein) we have received proceeds from the sale of specified securities in the specified amounts described therein.

The replacement capital covenant will terminate upon the occurrence of certain events, including an acceleration of the DISCS due to the occurrence of an event of default. The replacement capital covenant is not intended for the benefit of holders of the DISCS and may not be enforced by them, except that we will agree in the indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or purchase of the DISCS is permitted, except with the consent of the holders of a majority in principal amount of the DISCS.

RISK FACTORS

Your investment in the DISCS will involve certain risks described below. In consultation with your own financial and legal advisors, you should carefully consider the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and pay special attention to the following discussion of risks relating to the DISCS before deciding whether an investment in the securities offered hereby is suitable for you. The DISCS will not be an appropriate investment for you if you are not knowledgeable about significant features of the securities offered hereby or financial matters in general. You should not purchase the DISCS unless you understand, and know that you can bear, these investment risks.

Risks Relating to Us

A downgrade of the financial strength rating of Ambac Assurance and/or Ambac Assurance UK Limited would adversely affect our business and prospects and, consequently, our results of operations and financial condition.

Our insurance companies currently have triple A financial strength ratings from Moody’s Investors Service, Inc., Standard & Poor’s Rating Services and Fitch Inc. The objective of these ratings is to provide an opinion on an insurer’s financial strength and its ability and intent to pay under its insurance policies and contracts in accordance with their terms. The rating is not specific to any particular policy or contract. Financial strength ratings do not refer to an insurer’s ability to meet non-insurance obligations and are not a “market rating” or a recommendation to buy, hold or sell any security.

The ratings assigned by Moody’s, S&P and Fitch to us are subject to periodic review and may be downgraded by one or more rating agencies as a result of: changes in the views of the rating agencies, adverse developments in our financial condition or results of operations due to underwriting or investment losses. Moody’s, S&P and Fitch’s ratings were reaffirmed in 2006.

Any downgrade in our financial strength rating, or the placement of our financial strength rating on negative credit watch, would have a material adverse effect on our competitive position and our prospects for future business opportunities. In addition, a downgrade of our financial strength ratings below specified levels would allow investment agreement and derivative counterparties to terminate certain agreements, resulting in a possible payment of a settlement amount or we would have to pledge collateral for the benefit of the counterparty, introducing liquidity risk. In addition, most investment agreements provide certain remedies for the investment agreement purchaser in the event of a downgrade of Ambac Assurance’s credit rating, typically to A1 by Moody’s or A+ by S&P. In most cases, we are permitted to post collateral or otherwise enhance our credit, prior to an actual draw on the investment agreement. Our results of operations and financial condition would be materially adversely affected by any reduction in its ratings. See “Business—Rating Agencies” on page 19 and “Management’s Discussion and Analysis-Credit Ratings and Collateral” on page 57 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus supplement, for further information.

A downgrade of our long term credit ratings would adversely affect our liquidity and increase our borrowing costs.

Ambac’s long term senior debt is rated “AA” by S&P and Fitch and “Aa2” by Moody’s. Our access to external sources of financing, as well as the cost of financing, is dependent on various factors and could be adversely affected by a deterioration of our long-term debt ratings. Long-term debt ratings are influenced by a number of factors. These include, but are not limited to: financial leverage on an absolute basis or relative to peers, the composition of the balance sheet and/or capital structure, material changes in earning trends and volatility, inability to dividend monies from Ambac Assurance and our competitive position. Material deterioration in any one or a combination of these factors could result in a downgrade of our credit ratings, thus increasing the cost of and/or limiting the availability of unsecured financing. Moreover, if our need for capital arises because of significant sudden losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected.

We are subject to credit risk throughout our businesses, including large single risks and correlated risks.

We are exposed to the risk that issuers of debt which we have insured (or with respect to which we have written credit derivatives), issuers of debt which we hold in our investment portfolio, reinsurers and other contract counterparties (including derivative counterparties) may default in their financial obligations, whether as the result of insolvency, lack of liquidity, operational failure or other reasons. These credit risks could cause increased losses and loss reserves and mark-to-market losses with respect to credit derivatives in our financial guarantee business; we could be required by the rating agencies to hold additional capital against insured exposures which have been downgraded by the rating agencies; and we could experience losses and decreases in the value of our investment portfolio and, therefore, our financial strength. Such credit risks may be in the form of large single risk exposures to particular issuers, reinsurers or counterparties; losses caused by catastrophic events (including terrorist acts and natural disasters); or losses in respect of different, but correlated, credit exposures.

General economic conditions can adversely affect our business results and prospects.

Changes in general economic conditions can impact our business. Recessions; increases in corporate, municipal and/or consumer bankruptcies; changes in interest rate levels; changes in domestic and international law, including tax laws; wars; and terrorist acts could adversely affect the performance of our insured portfolio and our investment portfolio, e.g. leading to increases in losses and loss reserves in our insured portfolio and decreases in the value of our investment portfolio and, therefore, our financial strength. Furthermore, reduction in the volume of capital markets transactions; levels of competition; and changes in investor perception of credit risk could adversely impact the volume and pricing of financial guarantee insurance transactions and therefore adversely impact our business prospects.

Changes in prevailing interest rate levels could adversely impact our business results and prospects.

Increases in prevailing interest rate levels can adversely affect the value of our investment portfolio and, therefore, our financial strength. In the event that investments must be sold in order to pay claims, such investments would likely be sold at discounted prices. Additionally, increasing interest rates could lead to increased credit stress on consumer asset-backed transactions in our insured portfolio (as the securitized assets supporting a portion of these exposures are floating rate consumer obligations); slower prepayment speeds and resulting “extension risk” relative to such consumer asset-backed transactions in our insured portfolio and in our investment portfolio; decreased volume of capital markets activity and, correspondingly, decreased volume of insured transactions.

Decreases in prevailing interest rate levels can adversely affect the demand for, and pricing of, financial guarantee insurance, since lower absolute interest rates reduce credit spreads and, therefore, the savings realized by issuers by using our core product. Additionally, decreasing interest rates could result in early terminations of financial guarantee insurance policies in respect of which we are paid on an installment basis, thus reducing premium earned in respect of these transactions. Decreases in prevailing interest rates would also reduce investment income.

The financial guarantee business is highly competitive.

The financial guarantee business is highly competitive and we expect it to remain so in the near future. We face competition from both other financial guarantors and alternatives to third-party credit enhancement. Such alternatives include bank financing, senior/subordinated securitization structures, letters of credit, guarantees and credit derivatives provided primarily by foreign and domestic banks. See “Business—Competition” on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus supplement, for further information.

In addition, our performance is largely dependent on the talents and efforts of highly skilled individuals. Over the past few years, there has been increased competition in the financial guarantee business for qualified employees. Our business could be adversely affected if we are unable to attract new employees and retain and motivate our existing employees.

Adequate capital support and liquidity may not be available.

Financial guarantee insurers, including Ambac Assurance, typically rely on providers of lines of credit, reinsurers, contingent capital facilities and similar support mechanisms (often referred to as “soft capital”) to supplement their “hard capital”. The ratings of soft capital providers directly affect the level of capital credit which the rating agencies attribute to the financial guarantee insurer when rating its financial strength. We intend to maintain soft capital facilities with providers having ratings adequate to provide the desired capital credit, although no assurance can be given that one or more of the rating agencies will not downgrade or withdraw the applicable ratings of such providers in the future. In addition, we cannot assure that an acceptable replacement provider would be available in that event. Reductions by the rating agencies in the amount of capital credit that we receive in respect of soft capital facilities would require us to procure additional soft capital.

Loss reserves may not be adequate to cover potential losses.

Loss reserves established with respect to our financial guarantee insurance business are based upon estimates and judgments by management, including estimates and judgments with respect to the probability of default and the severity of loss upon default. As such, there can be no assurance that the actual losses in our financial guarantee insurance portfolio will not exceed our loss reserves.

Our risk management policies and practices may not anticipate unforeseen risks and/or the magnitude of potential for loss as the result of foreseen risks.

As described in “Business—Risk Management” on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus supplement, we have established underwriting policies and practices which seek to mitigate our exposure to credit risk in our insured portfolio. These policies and practices are based in part on models reflecting historical factors, e.g. default rates and severity of loss experience. These policies and practices may not insulate us from risks that are unforeseen and which have unanticipated loss severity.

Our net income and earnings could become more volatile due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form.

FAS 133 requires that credit derivative transactions be recorded at fair value. Since quoted market prices for the contracts that we execute are not available, Ambac Assurance estimates fair value by using modeling methodologies which are less precise than using quoted market prices. Changes in estimated fair values relative to our credit derivative book can cause increases or decreases in the value of such credit derivative transactions; those changes in value are reported in our financial statements and will therefore affect our reported earnings. Changes in estimated fair values can be caused by general market conditions, perception of credit risk generally and events affecting particular credit derivative transactions (e.g. impairment or improvement of specific reference entities or reference obligations.

Changes to accounting rules relating to the financial guarantee industry could have a material adverse affect on us and our industry.

In January and February of 2005, the Securities and Exchange Commission or the SEC, discussed with financial guarantee industry participants the diversity in practice with respect to their accounting policies for loss reserves. In June 2005, the Financial Accounting Standards Board, or the FASB, added a project to its agenda to consider the accounting by financial guarantee insurers for claims liability recognition, premium recognition and deferred acquisition costs. The proposed and final documents are expected to be issued in 2007. When the FASB and/or the SEC reaches a conclusion on this issue, we and the rest of the financial guarantee industry may be required to change some aspects of our loss reserving policies and premium and expense recognition policies, which in turn could have a material effect on us and the financial guarantee industry.

We are subject to the compliance requirements of the federal securities laws.

We are subject to extensive regulation under the federal securities laws, both as a registrant under the Securities Exchange Act of 1934, as amended, and in the conduct of our financial guarantee insurance business. In the event that we were unable to comply with the federal securities laws, we would likely be unable to access the public capital markets, which would make it more difficult for us to raise the necessary capital and/or increase the cost of capital. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition would be adversely affected. Additionally, if we are unable to comply with the securities laws, Ambac Assurance would likely be unable to insure transactions in the public capital markets, which would have an adverse impact on our business and operating results.

We are subject to extensive regulation in the conduct of our financial guarantee insurance business.

Our principal subsidiary, Ambac Assurance, is subject to the insurance laws and regulations of each jurisdiction in which it is licensed. Ambac Assurance UK, the subsidiary through which we write financial guarantee insurance in the United Kingdom and in the European Union, is regulated by the Financial Services Authority. Failure to comply with applicable insurance laws and regulations could expose us to fines, the loss of insurance licenses in certain jurisdictions and/or the inability to dividend monies to Ambac from Ambac Assurance, all of which could have an adverse impact on our business results and prospects. Additionally, if the cost of complying with these insurance laws and regulations increases materially, this could impact our business results.

We are subject to a variety of operational risks which could have a material adverse impact on our business results.

We depend on internal processes, risk models, various systems and our employees in the conduct of our business. Any failure of such processes, models and systems and/or employee misconduct or fraud could have an adverse impact on our business results. We are also subject to external operational risks, including fraud, settlement risk and the failure of risk models or other analytical tools provided by third parties. Any such external fraud or failure could have an adverse impact on our business results.

Changes in the rating agencies’ capital models and rating methodology with respect to financial guarantee insurers may adversely affect our business results and prospects.

Changes in the rating agencies’ capital models and rating methodology could require us to hold more capital against specified credit risks in our insured portfolio. These requirements could place stress on our ratings and force us to raise additional capital, which could in turn result in lower returns on equity.

Changes in tax laws impacting marginal tax rates and/or the preferred tax treatment of municipal obligations could adversely impact our business.

Tax legislation which imposes a “flat tax” or otherwise changes the tax preference of municipal obligations under current law could adversely affect the market value of municipal obligations. In large part, our investment portfolio is invested in tax-exempt municipal obligations; as such, the value of our investment portfolio could be adversely affected by any such legislation. Additionally, any such changes in tax law could reduce the difference between tax-exempt interest rates and taxable rates. This reduction could adversely impact the financial performance of our interest rate swap business, since, in certain interest swap transactions, we have assumed the “basis risk” between tax-exempt and taxable interest rates in that business. See “Business—Derivative Products” on page 25 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus supplement, for further information.

Risks Relating to the DISCS

Our obligation to repay the DISCS on the scheduled maturity date is subject to issuance of qualifying capital securities.

Our obligation to repay the DISCS on the scheduled maturity date of     , 2037 is limited. We are required to repay the DISCS on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities (as defined under “Description of the Replacement Capital Covenant”) within a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to such date. If we have not raised sufficient proceeds from the issuance of qualifying capital securities to permit repayment of the DISCS on the scheduled maturity date, the unpaid amount will remain outstanding until (i) we have raised sufficient net proceeds to permit repayment in full in accordance with this requirement, (ii) we redeem the DISCS, (iii) an event of default occurs or (iv) the final maturity date for the DISCS. Our ability to raise proceeds in connection with this obligation to repay the DISCS will depend on, among other things, market conditions at the time the obligation arises, as well as the acceptability to prospective investors of the terms of these securities. Although we have agreed to use our commercially reasonable efforts to raise sufficient net proceeds from the issuance of qualifying capital securities to repay the DISCS during the 180-day period referred to above and from month to month thereafter until the DISCS are repaid in full, our failure to do so would not be an event of default or give rise to a right of acceleration or similar remedy until the final maturity date, and we will be excused from using our commercially reasonable efforts if certain market disruption events occur.

Moreover, at or around the time of issuance of the DISCS, we will enter into a replacement capital covenant for the benefit of holders of a designated series of our indebtedness that ranks senior to the DISCS, pursuant to which we will covenant that neither we nor any of our subsidiaries will repay, redeem or repurchase any DISCS on or before             , 2067, unless during the applicable measurement period we or our subsidiaries have received sufficient proceeds from the sale of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and certain other qualifying capital securities (as described under “Description of the Replacement Capital Covenant”). Although under the replacement capital covenant, the principal amount of DISCS that we may repay may be based on the net cash proceeds from certain issuances of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity in addition to certain other qualifying capital securities (as described under “Description of the Replacement Capital Covenant”), we may modify the replacement capital covenant without your consent if the modification does not further restrict our ability to repay the DISCS in connection with an issuance of qualifying capital securities. In addition, under the junior subordinated indenture we have no obligation to use commercially reasonable efforts to issue any securities that may entitle us under the replacement capital covenant to repay the DISCS other than qualifying capital securities, nor do we have any obligation to use the proceeds of the issuance of any securities other than qualifying capital securities to repay the DISCS on the scheduled maturity date or at any time thereafter. See “Description of the Replacement Capital Covenant.”

We have the right to defer interest for 10 years without causing an event of default.

We have the right to defer interest on the DISCS for a period of up to 10 consecutive years. Although we would be subject to the alternative payment mechanism after we have deferred interest for a period of five consecutive years (or such shorter period resulting from our payment of current interest), if we are unable to raise sufficient eligible proceeds, we may fail to pay accrued interest on the DISCS for a period of up to 10 consecutive years without causing an event of default. During any such deferral period, holders of DISCS will receive limited or no current payments on the DISCS and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the 10-year deferral period.

Our ability to pay deferred interest is limited by the terms of the alternative payment mechanism, and is subject to market disruption events and other factors beyond our control.

If we elect to defer interest payments, we will not be permitted to pay deferred interest on the DISCS (and compounded interest thereon) during the deferral period, which may last up to 10 years, from any source other than the issuance of qualifying APM securities, as described under “Description of the DISCS—Alternative Payment Mechanism.” The preferred stock issuance cap limits the net proceeds of the issuance of qualifying preferred stock and mandatorily convertible preferred stock that we may apply to the payment of deferred interest with respect to all deferral periods to 25% of the aggregate principal amount of the DISCS initially issued. Pursuant to the common equity issuance cap, we will not be obligated to issue common stock (or, if the definition of “qualifying APM securities” has been amended to eliminate common stock, qualifying warrants) in excess of 2% of the total number of outstanding shares of our common stock pursuant to the alternative payment mechanism to pay deferred interest at any time prior to the fifth anniversary of the commencement of the relevant deferral period. Additionally, we will not be permitted to sell shares of our common stock, qualifying warrants or mandatorily convertible preferred stock for purposes of paying deferred interest on the DISCS to the extent that the number of shares of our common stock to be so issued (or which would be issuable upon exercise or conversion of any such qualifying warrants or mandatorily convertible preferred stock) would exceed 40 million shares of common stock, unless we increase this share cap amount as described below under “Description of the DISCS—Alternative Payment Mechanism.” If we have reached the share cap amount, we may continue to defer interest on the DISCS, and such deferral will not constitute an event of default unless such deferral period exceeds 10 years.

The occurrence of a market disruption event may prevent or delay a sale of qualifying APM securities pursuant to the alternative payment mechanism and, accordingly, the payment of deferred interest on the DISCS. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain approval of a regulatory body or governmental authority to issue qualifying APM securities or shareholder consent to increase the shares available for issuance in a sufficient amount, in each case notwithstanding our commercially reasonable efforts. Moreover, we may encounter difficulties in successfully marketing our qualifying APM securities, particularly during times we are subject to the restrictions on dividends as a result of the deferral of interest. See “Description of the DISCS—Option to Defer Interest Payments,” “—Alternative Payment Mechanism” and “—Market Disruption Events.”

The junior subordinated indenture limits our obligation to raise proceeds from the sale of common stock to pay deferred interest and generally does not obligate us to issue qualifying warrants, qualifying preferred stock, or mandatorily convertible preferred stock.

Under the junior subordinated indenture, we will not be obligated to issue common stock (or, if the definition of “qualifying APM securities” has been amended to eliminate common stock, qualifying warrants) in excess of the amount we refer to as the “common equity issuance cap” pursuant to the alternative payment mechanism to pay deferred interest at any time prior to the fifth anniversary of the commencement of the relevant deferral period. The common equity issuance cap takes into account all sales of common stock, and qualifying warrants under the alternative payment mechanism for that deferral period. Once we reach the common equity issuance cap for a deferral period, we will no longer be obligated to sell common stock to pay deferred interest relating to such deferral period, although we will continue to have the right to sell common stock at our election if we have reached the common equity issuance cap. In addition, the sale of qualifying warrants to raise proceeds to pay deferred interest is an option that we have, but, unless we amend the definition of “qualifying APM securities” to eliminate common stock, we are not obligated to sell qualifying warrants and no party may require us to. The sale of qualifying preferred stock and mandatorily convertible preferred stock to raise proceeds to pay deferred interest is an option that we have, but we are not obligated to sell qualifying preferred securities and mandatorily convertible preferred stock and no party may require us to. See “Description of the DISCS—Alternative Payment Mechanism.”

We have the ability under certain circumstances to narrow the definition of qualifying APM securities, which may make it more difficult for us to succeed in selling sufficient qualifying APM securities to fund the payment of deferred interest.

We may, without the consent of the holders of the DISCS, amend the definition of “qualifying APM securities” for the purposes of the alternative payment mechanism to eliminate common stock or mandatorily convertible preferred stock from the definition if we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes. The elimination of common stock or mandatorily convertible preferred stock from the definition of qualifying APM securities, together with continued application of the preferred stock cap, may make it more difficult for us to succeed in selling sufficient qualifying APM securities to fund the payment of deferred interest.

Deferral of interest payments could adversely affect the market price of the DISCS.

We currently do not intend to exercise our right to defer payments of interest on the DISCS. However, if we exercise that right in the future, the market price of the DISCS is likely to be affected. As a result of the existence of our deferral right, the market price of the DISCS, may be more volatile than the market prices of other securities that are not subject to optional deferrals. If we do defer interest on the DISCS and you elect to sell DISCS during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its DISCS until the payment of interest at the end of the deferral period.

If you waive our covenants to pay deferred interest only with proceeds from the sale of qualifying APM securities, our credit rating may be negatively affected.

The junior subordinated indenture contains covenants that permit us to pay deferred interest only with proceeds from the sale of qualifying APM securities, except in limited circumstances. These covenants may be amended, and compliance with these covenants may be waived, solely by the holders of a majority of the outstanding principal amount of DISCS, and no holder of our senior debt will have the right to enforce these covenants. Although, in the short term, you may have an economic incentive to waive these covenants in order to receive deferred interest, if such covenants are waived and we pay deferred interest with funds received from any other source, our credit rating may be negatively affected. A negative effect on our credit rating may have an adverse affect on our business or financial condition, which in turn could have an adverse effect on our ability to pay future interest on the DISCS.

The junior subordinated indenture does not limit the amount of indebtedness for money borrowed we may issue that ranks senior to the DISCS upon our liquidation or in right of payment as to principal or interest.

The DISCS will be subordinate and junior in right of payment upon our liquidation (whether in bankruptcy or otherwise) to all of our indebtedness for money borrowed that is not by its terms expressly made pari passu with or junior to the DISCS upon liquidation, but will be pari passu with trade creditors and other pari passu securities. At September 30, 2006, Ambac Financial Group’s indebtedness for money borrowed ranking senior to the DISCS on liquidation, on a non-consolidated basis, totaled approximately $1.2 billion.

“Pari passu securities” means indebtedness that by its terms ranks equally with the DISCS in right of payment and upon liquidation. We may issue or have outstanding pari passu securities as to which we are required to make payments of interest that are not made pro rata with payments of interest on other pari passu securities (including the DISCS) and that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities. The terms of the DISCS permit us to make any payment of current or deferred interest on pari passu securities that is made pro rata to the amounts due on such pari passu securities (including the DISCS); provided that such payments are made in accordance with the last paragraph under “—Alternative Payment Mechanism” to the extent it applies, and any payments of deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities.

The DISCS will be effectively subordinated to the obligations of our subsidiaries.

We are a holding company and have no substantial operations of our own or assets other than our ownership of Ambac Assurance, our principal operating subsidiary. As such we receive substantially all of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the payments on our DISCS, effectively will be subordinated to all existing and future liabilities of our subsidiaries. At September 30, 2006 our subsidiaries’ direct borrowings and other obligations totaled approximately $13.9. In addition, Wisconsin insurance regulations restrict the declaration and payment of dividends and the making of distributions by Ambac Assurance, unless certain regulatory requirements are met. The inability of Ambac Assurance to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could affect our ability to repay our debt, including the DISCS, or have a material adverse effect on our operations. See “Business—Dividend Restrictions—Wisconsin” on page 21 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, incorporated by reference in this prospectus supplement, for further information.

Our right to redeem or repurchase the DISCS is limited by a replacement capital covenant that we are making in favor of certain of our debtholders.

At or around the time of issuance of the DISCS, we will enter into a replacement capital covenant for the benefit of holders of the DISCS, pursuant to which we will covenant that neither we nor any of our subsidiaries will repay, redeem or repurchase the DISCS on or before             , 2067, unless during the applicable measurement period we or our subsidiaries have received sufficient proceeds from the sale of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and certain other qualifying capital securities (as described under “Description of the Replacement Capital Covenant”). Although under the replacement capital covenant, the principal amount of DISCS that we may repay may be based on the net cash proceeds from certain issuances of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity and certain other qualifying capital securities (as described under “Description of the Replacement Capital Covenant”), we may modify the replacement capital covenant without your consent to the extent that such modification does not impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or repurchase of the DISCS is permitted. In addition, under the junior subordinated indenture we have no obligation to use commercially reasonable efforts to issue any securities other than qualifying capital securities under the replacement capital covenant to repay the DISCS. See “Description of the Replacement Capital Covenant.”

Rating agencies may change rating methodologies for securities with features similar to the DISCS, including their views on “notching” practices.

The rating methodologies for securities with features similar to the DISCS are still developing and the rating agencies may change their methodologies in the future. This may include, for example, the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the DISCS, sometimes called “notching.” If the rating agencies were to change their practices for rating such securities in the future and the ratings of the DISCS were to be subsequently lowered, this may have a negative impact on the trading price of the DISCS. For example, on November 20, 2006 Moody’s Investors Service released a publication entitled “Rating Preferred Stock and Hybrid Securities—Request for Comment” that discusses a possible alternative approach to notching in Moody’s ratings analysis and requests comment from market participants, with the comment period expiring on December 31, 2006. The methodology described in that publication, if adopted, would result in a one notch reduction of the credit rating assigned by Moody’s to certain types of securities having characteristics similar to the DISCS. It is not clear whether the incremental notching described in that publication would apply to the DISCS.

You may have to include interest in your taxable income before you receive cash.

If we do defer interest payments on the DISCS, you will be required to accrue income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your DISCS, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash payment of any accrued and unpaid interest from us if you sell the DISCS before the record date for any such payment, even if you held the DISCS on the date that the payments would normally have been paid. You should consult with your own tax advisor regarding the tax consequences of an investment in the DISCS. See “Certain United States Federal Income Tax Consequences—U.S. Holders—Interest Income and Original Issue Discount.”

Claims would be limited upon bankruptcy, insolvency or receivership.

In certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of any DISCS, whether voluntary or not, a holder of DISCS will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including compounded interest) on such holder’s DISCS.

As a holder of the DISCS you will have limited rights of acceleration.

An indenture event of default is generally limited to payment defaults after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us. The junior subordinated indenture for the DISCS provides that the indenture trustee must give holders notice of all defaults or events of default within 90 days after it becomes known to the indenture trustee. However, except in the cases of a default or an event of default in payment on the DISCS, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders. There is no right of acceleration upon breaches by us of other covenants under the junior subordinated indenture.

The secondary market for the DISCS may be illiquid.

We do not intend to apply to list the DISCS on the New York Stock Exchange or any other securities exchange. We can give you no assurance as to the liquidity of any market that may develop for the DISCS.

USE OF PROCEEDS

We expect to receive net proceeds from this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, of approximately $            . We currently intend to use the net proceeds from this offering to repurchase shares of our common stock pursuant to an accelerated share repurchase program, subject to market conditions and other business considerations. Any proceeds not used for such share repurchases are intended to be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio to fixed charges for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended
	2005	2004	2003	2002	2001	September 30, 2006	September 30, 2005
Ratio of earnings to fixed charges	18.3x	18.1x	16.0x	13.3x	14.4x	16.2x	18.1x

We computed the ratio of earnings to fixed charges by dividing earnings before income taxes and extraordinary items plus fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and one-third of rental payments under operating leases, an amount deemed representative of the appropriate interest factor. Since we did not have any preferred stock outstanding during the periods indicated above, our ratio of earnings to combined fixed charges and preference dividends for each relevant period will be the same as our ratio of earnings to fixed charges.

CAPITALIZATION

The following table sets forth our cash and cash equivalents capitalization as of September 30, 2006. Each is presented:

•	on an actual basis; and

•

as adjusted to reflect the sale of the DISCS in this offering and our application of the proceeds of this offering, assuming that we use all of the proceeds to repurchase shares of our common stock pursuant to a share repurchase program. See “Use of Proceeds.”

You should read the information in this table together with our consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At September 30, 2006
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash	$42,182		$42,182

Long-term debt:
9 3/8% Debentures due 2011	$142,293		$142,293
7 1/2% Debentures due 2023	74,656		74,656
7.00% Debentures due 2051(1)	200,000		200,000
5.95% Debentures due 2103	200,000		200,000
5.875% Debentures due 2103	175,000		175,000
5.95% debentures due 2035	399,837		399,837

DISCS offered hereby	—

Total debentures	1,191,786

Total long-term debt(2)	1,191,786

Stockholders’ equity	6,005,317		6,005,317	(3)

Total capitalization	$7,197,103	$

(1)	Does not reflect our redemption on October 23, 2006 of all of our outstanding 7% debentures due 2051 or our write-off, on the redemption date, of fees and expenses related to the original issuance of these debentures of approximately $6.0 million ($3.9 million after-tax). These debentures were redeemed at par ($25 per debenture) plus accrued interest to the redemption date using portions of the proceeds from our December 2005 issuance of the 5.95% debentures due 2034.
(2)	Total long-term debt does not include the $1,021,517 of variable interest entity notes that was reported in Ambac Financial Group’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
(3)	Assumes that all of the proceeds from this offering are used to repurchase our common stock pursuant to a share repurchase program. See “Use of Proceeds.”

DESCRIPTION OF THE DISCS

The following is a brief description of the terms of the Directly-Issued Subordinated Capital Securities (“DISCS”) and the junior subordinated indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the DISCS and the junior subordinated indenture referred to below, copies of which are available upon request from us.

The DISCS will be issued pursuant to the junior subordinated indenture, to be dated as of                     , 2007, between us and The Bank of New York, as trustee. We refer to the junior subordinated indenture, as amended and supplemented by a first supplemental indenture, to be dated as of                     , 2007, as the “junior subordinated indenture,” and to The Bank of New York or its successor, as trustee, as the “trustee.” You should read the junior subordinated indenture for provisions that may be important to you.

When we use the term “holder” in this prospectus supplement with respect to a registered DISCS, we mean the person in whose name such DISCS is registered in the security register. We expect that the DISCS will be held in book-entry form only, as described under “Book-Entry System,” and will be held in the name of DTC or its nominee.

The junior subordinated indenture does not limit the amount of debt that we or our subsidiaries may incur under the junior subordinated indenture or under other indentures to which we are or become a party. The DISCS are not convertible into or exchangeable for our common stock or authorized preferred stock.

General

We will initially issue $             aggregate principal amount of the DISCS. We may from time to time, without the consent of existing holders of the DISCS, create and issue further DISCS having the same terms and conditions as the DISCS being offered hereby in all respects, except for issue date, issue price and, if applicable, the first interest payment date and the amount of interest due on such interest payment date. Additional DISCS issued in this manner will be consolidated with, and will form a single series with, the previously outstanding DISCS unless such additional DISCS will not be treated as fungible with the previously issued and outstanding DISCS for U.S. federal income tax purposes.

The DISCS will be subordinate and junior in right of payment upon our liquidation (whether in bankruptcy or otherwise) to all of our indebtedness for money borrowed that is not by its terms expressly made pari passu with or junior to the DISCS in right of payment upon liquidation, but will be pari passu with trade creditors and other pari passu securities, as defined below under “—Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances.”

Interest Rate and Interest Payment Dates

Until the scheduled maturity date of                     , 2037, or earlier redemption date, the DISCS will bear interest at the annual rate of     % and we will pay interest semi-annually in arrears on                      and                      of each year, beginning on                     , 2007. We refer to these dates as “interest payment dates” and we refer to the period beginning on and including                     , 2007 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.” Interest payments will be made to the persons or entities in whose names the DISCS are registered at the close of business on                      or                     , as the case may be, next preceding the relevant interest payment date. The amount of interest payable for any interest period ending on or prior to the scheduled maturity date will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any interest payment date before the scheduled maturity date of                     , 2037 would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, and no interest will accrue as a result of that postponement. “Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the corporate trust office of the trustee, is closed for business.

Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term “interest” in this prospectus supplement, we are referring not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date.

If any amount of DISCS remains outstanding after the scheduled maturity date, the principal amount of the outstanding DISCS will bear interest at an annual rate equal to one-month LIBOR, as defined below, plus     %, accruing from                     , 2037 and computed on the basis of a 360-day year and the actual number of days elapsed. We will pay interest on the DISCS after the scheduled maturity date monthly in arrears on the day of each calendar month (or if this day is not a business day, the following business day), beginning on                     , 2037, to the persons or entities in whose names the DISCS are registered at the close of business on the 15th day preceding the relevant interest payment date, subject to our rights and obligations under “—Option to Defer Interest Payments” and “—Alternative Payment Mechanism” below. References in this prospectus supplement to “interest payment dates” after the scheduled maturity date are to these dates.

For the purposes of calculating interest due on the DISCS after the scheduled maturity date:

•	“One-month LIBOR” means, with respect to any monthly interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period commencing on the first day of that monthly interest period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR determination date for that monthly interest period. If such rate does not appear on Telerate Page 3750, one-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one-month period commencing on the first day of that monthly interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., London time, on the LIBOR determination date for that monthly interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, one-month LIBOR with respect to that monthly interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one-month LIBOR with respect to that monthly interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that monthly interest period for loans in U.S. dollars to leading European banks for a one-month period commencing on the first day of that monthly interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, one-month LIBOR for that monthly interest period will be the same as one-month LIBOR as determined for the previous monthly interest period or, in the case of the monthly interest period beginning on the scheduled maturity date, %. The establishment of one-month LIBOR for each monthly interest period by the calculation agent shall (in the absence of manifest error) be final and binding.

•	“Calculation agent” means The Bank of New York, or any other successor appointed by us, acting as calculation agent.

•	“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

•	“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant monthly interest period.

•	“Telerate Page 3750” means the display so designated on the Moneyline/Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

Option to Defer Interest Payments

We may elect at one or more times to defer payment of interest on the DISCS for one or more consecutive interest periods that do not exceed 10 years. We may defer payment of interest prior to, on or after the scheduled maturity date, subject to our obligations described under “—Alternative Payment Mechanism” and “—Repayment of Principal” below. We may not defer interest beyond the final maturity date, as defined under “—Repayment of Principal” below, or the earlier repayment or redemption in full of the DISCS.

Deferred interest on the DISCS will bear interest at the then applicable interest rate, compounded on each interest payment date, subject to applicable law. As used in this prospectus supplement, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the DISCS.

We have agreed in the junior subordinated indenture that, subject to the occurrence and continuation of a market disruption event (as described further below):

•	immediately following the first interest payment date during the deferral period on which we elect to pay current interest or, if earlier, the fifth anniversary of the beginning of the deferral period, we will be required to use our commercially reasonable efforts to sell qualifying APM securities (as defined below under “—Alternative Payment Mechanism”) pursuant to the alternative payment mechanism (as described below under “—Alternative Payment Mechanism”) and apply the eligible proceeds (as defined below under “—Alternative Payment Mechanism”) to the payment of any deferred interest (including compounded interest thereon) on the next interest payment date, and this requirement will continue in effect until the end of the deferral period; and

•	we will not pay any deferred interest on the DISCS (including compounded interest thereon) from any source other than eligible proceeds prior to the final maturity date, except at any time that the principal amount has been accelerated and such acceleration has not been rescinded or in the case of a business combination to the extent described below.

Although our failure to comply with the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the junior subordinated indenture, it will not constitute an event of default under the junior subordinated indenture or give rise to a right of acceleration or similar remedy under the terms thereof.

If we are involved in a business combination where immediately after its consummation more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned by the shareholders of the other party to the business combination, then the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

If we have paid all deferred interest (including compounded interest thereon) on the DISCS, we can again defer interest payments on the DISCS as described above.

We will give the holders of the DISCS and the trustee written notice of our election of a deferral period at least one and not more than sixty business days before the next interest payment date.

We have no present intention of exercising our right to defer payments of interest.

Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances

We will agree that, so long as any DISCS remain outstanding, if we have given notice of our election to defer interest payments on the DISCS but the related deferral period has not yet commenced or a deferral period is continuing, then we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the DISCS; or

•	make any guarantee payments regarding any guarantee of the subordinated debt securities of any of our subsidiaries if the guarantee ranks upon our liquidation on a parity with or junior to the DISCS.

The restrictions listed above do not apply to:

•	any purchase, redemption or other acquisition of shares of our capital stock in connection with:
•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors;

•	the satisfaction of our obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the deferral period;

•	a dividend reinvestment or shareholder purchase plan; or

•	the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable deferral period;

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

•	any payment of current or deferred interest on debt securities that rank in right of payment upon our liquidation on a parity with the DISCS (including the DISCS, “pari passu securities”) that is made pro rata to the amounts due on such pari passu securities (including the DISCS); provided that such payments are made in accordance with the last paragraph under “—Alternative Payment Mechanism” to the extent it applies, and any payments of deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities; or

•	any payment of principal in respect of pari passu securities having the same scheduled maturity date as the DISCS, as required under a provision of such pari passu securities that is substantially the same as the provision described below under “—Repayment of Principal,” and that is made on a pro rata basis among one or more series of pari passu securities having such a provision and the DISCS.

In addition, if any deferral period lasts longer than one year, the limitation on our ability to redeem or purchase our APM qualifying securities or any of our securities that on our bankruptcy or liquidation rank pari passu or junior to such APM qualifying securities will continue until the first anniversary of the date on which all deferred interest has been paid.

If we are involved in a business combination where immediately after its consummation more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our property or assets are conveyed, transferred or leased in such business combination is owned by the shareholders of the other party to the business combination, then the immediately preceding paragraph will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

Alternative Payment Mechanism

Subject to the conditions described in “—Option to Defer Interest Payments” above and to the exclusions described in this section and in “—Market Disruption Events” below, if we defer interest on the DISCS, we will be required, commencing on the earlier of (i) the first interest payment date on which we pay current interest (which we may do from any source of funds) or (ii) the fifth anniversary of the commencement of the deferral period, if on such date such deferral period has not ended, to continuously use our commercially reasonable efforts to issue qualifying APM securities, until we have raised an amount of eligible proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including compounded interest thereon, on the DISCS. We refer to this period as the “APM period” and to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism.”

We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to first pay deferred interest (including compounded interest thereon) on the DISCS.

Notwithstanding (and as a qualification to) the foregoing, under the alternative payment mechanism:

•	we are not required to pay interest on the DISCS (and therefore we are not required to issue qualifying APM securities to raise proceeds to pay such interest) at a time when the payment of such interest would violate the terms of any securities issued by us or one of our subsidiaries or the terms of a contract binding on us or any of our subsidiaries;

•	we are not required to issue common stock or qualifying warrants prior to the fifth anniversary of the commencement of a deferral period, if the number of shares issued or issuable upon the exercise of such qualifying warrants plus the number of shares of common stock previously issued or issuable upon the exercise of previously issued qualifying warrants during such deferral period would exceed an amount equal to 2% of the total number of issued and outstanding shares of our common stock as of the date of our most recent publicly available consolidated financial statements as of the date of such issuance (the “common equity issuance cap”);

•	we are not permitted to issue qualifying preferred stock and mandatorily convertible preferred stock to the extent that the net proceeds of any issuance of qualifying preferred stock and mandatorily convertible preferred stock applied, together with the net proceeds of all prior issuances of qualifying preferred stock and any still-outstanding mandatorily convertible preferred stock applied during the current and all prior deferral periods, to pay interest on the DISCS pursuant to the alternative payment mechanism, would exceed 25% of the aggregate principal amount of the DISCS initially issued under the junior subordinated indenture (the “preferred stock issuance cap”);

•	in no event will we be obligated to sell qualifying preferred stock and mandatorily convertible preferred stock or to apply the proceeds of any such sale to pay deferred interest on the DISCS, and no class of investors of our securities, or any other party, may require us to issue qualifying preferred stock and mandatorily convertible preferred stock; and

•	so long as the definition of “qualifying APM securities” has not been amended to eliminate common stock, as discussed below;

•	the sale of qualifying warrants to pay deferred interest is an option that may be exercised at our sole discretion, subject to the common equity issuance cap, and

•	we will not be obligated to sell qualifying warrants or to apply the proceeds of any such sale to pay deferred interest on the DISCS, and

•	no class of investors of our securities, or any other party, may require us to issue qualifying warrants.

Once Ambac reaches the common equity issuance cap for a deferral period, Ambac will not be obligated to issue more common stock or, if the definition of “qualifying APM securities” has been amended to eliminate common stock, more qualifying warrants as described above, pursuant to the alternative payment mechanism prior to the fifth anniversary of the commencement of a deferral period even if the number of outstanding shares of its common stock subsequently increases. The common equity issuance cap will cease to apply with respect to a deferral period following the fifth anniversary of the commencement of a deferral period, at which point Ambac must repay any deferred interest, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to any market disruption event and the share cap amount, as defined below. In addition, if the common equity issuance cap is reached during a deferral period and we subsequently repay all deferred interest, the common equity issuance cap will cease to apply with respect to a deferral period at the termination of such deferral period and will not apply again unless and until we start a new deferral period.

“Eligible proceeds” means, for each relevant interest payment date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) we have received during the 180-day period prior to that interest payment date from the issuance or sale of qualifying APM securities (excluding sales of qualifying preferred stock and mandatorily convertible preferred stock in excess of the preferred stock issuance cap) to persons that are not our subsidiaries.

Notwithstanding the common equity issuance cap and the preferred stock issuance cap described above, for purposes of paying deferred interest, we are not permitted subject to the provisions of the next paragraph to sell shares of our common stock, qualifying warrants, or mandatorily convertible preferred stock such that the common stock to be issued (or which would be issuable upon exercise or conversion thereof) would be in excess of 40 million shares of our common stock (the “share cap amount”). If the issued and outstanding shares of our common stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the share cap amount shall be correspondingly adjusted. The share cap amount limitation will apply so long as the DISCS remain outstanding, but we have agreed to use commercially reasonable efforts to increase the share cap amount from time to time to a number of shares that would allow us to satisfy our obligations with respect to the alternative payment mechanism.

If the share cap amount has been reached and it is not sufficient to allow us to raise sufficient proceeds to pay deferred interest in full, we have agreed to use commercially reasonable efforts to increase the share cap amount only to the extent that we can do so and (i) simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of our common stock or (ii) if we cannot increase the share cap amount as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of our authorized common stock for purposes of satisfying our obligations to pay deferred interest.

“Common stock” means our common stock (including treasury shares of common stock), common stock issued pursuant to any dividend reinvestment plan or our employee benefit plans, a security that tracks the performance of, or relates to the results of, a business, unit or division of us, and any securities issued in exchange therefore in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Commercially reasonable efforts” to sell our qualifying APM securities means commercially reasonable efforts to complete the offer and sale of our qualifying APM securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying APM securities if we determine to not pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

“Mandatorily convertible preferred stock” means preferred stock with (a) no prepayment obligation of the liquidation preference on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into our common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock.

“Qualifying APM securities” means our common stock (including treasury stock and shares of common stock sold pursuant to our employee benefit plans), qualifying preferred stock, qualifying warrants and mandatorily convertible preferred stock, provided that we may, without the consent of the holders of the DISCS, amend the definition of “qualifying APM securities” to eliminate common stock and/or mandatorily convertible preferred stock from the definition if we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes. We will promptly notify the holders of the DISCS, in the manner contemplated in the junior subordinated indenture, of such change.

“Qualifying preferred stock” means our non-cumulative perpetual preferred stock that ranks pari passu with or junior to all of our other preferred stock, is perpetual and (a) is subject to a replacement capital covenant substantially similar to the replacement capital covenant or any “other qualifying capital replacement covenant, as such term is defined under “Description of Replacement Capital Covenant,” or (b) is subject to both (i) mandatory suspension of dividends in the event we breach certain financial metrics specified within the offering documents, and (ii) “intent-based replacement disclosure,” as such term is defined under “Description of the Replacement Capital Covenant.” Additionally, in both (a) and (b) the transaction documents shall provide for no remedies as a consequence of non-payment of distributions other than “permitted remedies,” as such term is defined under “Description of the Replacement Capital Covenant.”

“Qualifying warrants” means any net share settled warrants to purchase our common stock that (1) have an exercise price greater than the “current stock market price” of our common stock, and (2) we are not entitled to redeem for cash and the holders of which are not entitled to require us to purchase for cash in any circumstances. We intend that any qualifying warrants issued in accordance with the alternative payment mechanism will have exercise prices at least 10% above the current stock market price of our common stock on the date of issuance. The “current stock market price” of our common stock on any date shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded or quoted. If our common stock is not listed on any U.S. securities exchange on the relevant date, the “current stock market price” shall be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “current stock market price” shall be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach the junior subordinated indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy under the terms thereof. The remedies of holders of the DISCS will be limited in such circumstances as described under “Risk Factors—Risks Relating to the DISCS—Holders of the DISCS will have only limited rights of acceleration” above.

If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded interest thereon) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order based on the date each payment was first deferred, subject to the common equity issuance cap, the preferred stock issuance cap, and the share cap amount, and you will be entitled to receive your pro rata share of any amounts received on the DISCS. If we have outstanding pari passu securities under which we are obligated to sell securities that are qualifying APM securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions shall be applied to the DISCS and those other pari passu securities on a pro rata basis up to the common equity issuance cap or the preferred stock issuance cap and the share cap amount (or comparable provisions in the instruments governing those pari passu securities) in proportion to the total amounts that are due on the DISCS and such securities.

Market Disruption Events

A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally, or shares of our securities specifically, on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market on which our qualifying APM securities or qualifying capital securities, as the case may be, are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, the relevant exchange or by any other regulatory body or governmental agency having jurisdiction;

•	we would be required to obtain the consent or approval of our stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell qualifying APM securities pursuant to the alternative payment mechanism or to issue qualifying capital securities pursuant to our repayment obligations described under “—Repayment of Principal” below, as the case may be, and that consent or approval has not yet been obtained notwithstanding our commercially reasonable efforts to obtain that consent or approval;

•	a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the qualifying APM securities or the qualifying capital securities, as applicable, has been disrupted or ceased;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the qualifying APM securities or the qualifying capital securities, as applicable, has been disrupted or ceased;

•	the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the qualifying APM securities or the qualifying capital securities, as applicable, has been disrupted or ceased;

•	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such as to make it, in our reasonable judgment, impracticable or inadvisable to proceed with the offer and sale of qualifying APM securities or qualifying capital securities, as the case may be;

•

an event occurs and is continuing as a result of which the offering document for the offer and sale of qualifying APM securities or qualifying capital securities, as the case may be, would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period; or

•	we reasonably believe that the offering document for the offer and the sale of qualifying APM securities or qualifying capital securities, as the case may be, would not be in compliance with a rule or regulation of the SEC (for reasons other than those described in the immediately preceding bullet) and we determine that we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period.

We will be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of DISCS) no more than 15 and no less than 10 business days in advance of that interest payment date certifying that:

•	a market disruption event was existing after the immediately preceding interest payment date; and

•	either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

We will not be excused from our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of qualifying APM securities solely due to pricing, dividend rate or dilution considerations.

Repayment of Principal

Scheduled Maturity

We must repay the principal amount of the DISCS, together with accrued and unpaid interest, on , 2037, or if that date is not a business day, the following business day (the “scheduled maturity date”), subject to the limitations described below.

Our obligation to repay the DISCS on the scheduled maturity date is limited. We are required to repay the DISCS on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities, as described under “Description of the Replacement Capital Covenant” below, within a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date. If we have not raised sufficient proceeds to permit repayment of all principal and accrued and unpaid interest on the DISCS on the scheduled maturity date, the unpaid amount will remain outstanding from month to month until we have raised sufficient proceeds to permit repayment in full in accordance with the replacement capital covenant, we redeem the DISCS or acceleration following an event of default occurs.

We will agree in the junior subordinated indenture to use our commercially reasonable efforts (except as described below) to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date to permit repayment of the DISCS in full on this date in accordance with the replacement capital covenant. We will further agree in the junior subordinated indenture that if we are unable for any reason to raise sufficient proceeds to permit payment in full on the scheduled maturity date, we will use our commercially reasonable efforts (except as described below) to raise sufficient proceeds to permit repayment on the next monthly interest payment date, and on each monthly interest payment date thereafter until the DISCS are paid in full. Except under those circumstances, our failure to use our commercially reasonable efforts to raise these proceeds would be a breach of covenant under the junior subordinated indenture. However, in no event will such failure be an event of default thereunder.

Although under the replacement capital covenant the principal amount of DISCS that we may redeem or repay at any time may be based on the net cash proceeds from certain issuances during the applicable measurement period of common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for common equity, debt exchangeable for preferred equity in addition to certain qualifying capital securities (as described under “Description of the Replacement Capital Covenant”), we have no obligation under the junior subordinated indenture to use commercially reasonable efforts to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the DISCS on the scheduled maturity date or at any time thereafter.

We may amend or supplement the replacement capital covenant from time to time with the consent of the holders of the specified series of indebtedness benefiting from the replacement capital covenant, provided that no such consent shall be required if (i) such amendment eliminates common stock, mandatorily convertible preferred stock or debt exchangeable for common equity (as defined in the replacement capital covenant) for purposes of determining the extent to which repayment, redemption or purchase of the DISCS is permitted in accordance with the replacement capital covenant and we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes or (ii) such amendment or supplement is not adverse to the holders of the specified series of indebtedness benefiting from the replacement capital covenant.

We generally may amend or supplement the replacement capital covenant without the consent of the holders of the DISCS. With respect to qualifying capital securities, we have agreed in the junior subordinated indenture for the DISCS that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining whether or to what extent repayment, redemption or purchase of the DISCS is permitted, except with the consent of holders of a majority by principal amount of the DISCS.

If any amount of DISCS remains outstanding after the scheduled maturity date, the principal amount of the outstanding DISCS will bear interest at a floating rate interest until repaid as described above under “—Interest Rate and Interest Payment Dates.”

“Commercially reasonable efforts” to sell our qualifying capital securities means commercially reasonable efforts to complete the offer and sale of our qualifying capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying capital securities if we determine to not pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

We will be excused from our obligation under the junior subordinated indenture to use commercially reasonable efforts to sell qualifying capital securities to permit repayment of the DISCS under the terms of the replacement capital covenant if we provide written certification to the trustee (which certification will be forwarded to each holder of record of the DISCS) no more than 15 and no less than 10 business days in advance of the required repayment date certifying that:

•	a market disruption event was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment date after the scheduled maturity date, the 30-day period preceding the date of the certificate; and

•	either (a) the market disruption event continued for the entire 180-day period or 30-day period, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the DISCS in full.

Net proceeds that we are permitted to apply to repayment of the DISCS on and after the scheduled maturity date will be applied, first, to pay deferred interest (including compounded interest thereon) to the extent of eligible proceeds under the alternative payment mechanism, second, to pay current interest that we are not paying from other sources and, third, to repay the principal of the DISCS; provided that if we are obligated to sell qualifying capital securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the DISCS, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the DISCS and those other securities having the same scheduled maturity date as the DISCS pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the DISCS has been paid in full. If we raise less than $5 million of net proceeds from the sale of qualifying capital securities during the relevant 180-day or 30-day period, we will not be required to repay any DISCS on the scheduled maturity date or the next monthly interest payment date, as applicable, but we will use those net proceeds to repay the DISCS on the next monthly interest payment date as of which we have raised at least $5 million of net proceeds.

Final Maturity Date

Any principal amount of the DISCS, together with accrued and unpaid interest, will be due and payable on the final maturity date for the DISCS, regardless of the amount of qualifying capital securities we have issued and sold by that time. The final maturity date will be                     , 2087 or, if that date is not a business day, the following business day.

Redemption

The DISCS:

•	are repayable on the scheduled maturity date or thereafter as described under “—Repayment of Principal” above;

•	are redeemable, in whole or in part, at our option at any time at the redemption price set forth below;

•	are redeemable, in whole but not in part, after the occurrence of a “tax event” or a “rating agency event,” as described below; and

•	are not subject to any sinking fund or similar provisions.

Any redemption of the DISCS prior to                     , 2067, will be subject to the restrictions described under “Description of the Replacement Capital Covenant” below. After             , 2067, we may redeem the DISCS using cash from any source.

In the case of any optional redemption or redemption within 90 days after the occurrence of a “tax event” or a “rating agency event,” each as defined below, the redemption price will be equal to (1) in the case of any redemption on or after the scheduled maturity date, 100% of the principal amount of the DISCS being redeemed or (2) in the case of any redemption prior to the scheduled maturity date, if greater, the present value of scheduled payments of principal and interest from the redemption date to the scheduled maturity date on the DISCS being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus the applicable spread, in each case plus accrued and unpaid interest to the redemption date. If in the case of an optional redemption, the DISCS are not redeemed in whole, we may not affect such redemption unless at least $25 million aggregate principal amount of the DISCS, excluding any DISCS held by us or any of our affiliates, remains outstanding after giving effect to such redemption.

“Tax event” means the receipt by Ambac of an opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the DISCS; or

•	official administrative decision or judicial decision interpreting or applying those laws or regulations that is announced on or after the date of issuance of the DISCS;

there is more than an insubstantial risk that interest payable by us on the DISCS is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

“Rating agency event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the DISCS, as such criteria is in effect on the date of this prospectus supplement (the “current criteria”), which change results in (i) the length of time for which such current equity credit is scheduled to be in effect is shortened with respect to the DISCS, or (ii) a lower equity credit being given to the DISCS as of the date of such change than the equity credit that would have been assigned to the DISCS as of the date of such change by such rating agency pursuant to its current criteria.

For the purposes of clause (2) in the third preceding paragraph:

•	“treasury rate” means the semi-annual equivalent yield to maturity of the “treasury security” that corresponds to the “treasury price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date);

•	“treasury security” means the United States Treasury security that the “treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the DISCS being redeemed in a tender offer based on a spread to United States Treasury yields;

•	“treasury price” means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as are commercially reasonable under the circumstances;

•	“treasury dealer” means Citigroup Global Markets Inc. (or its successor) or, if Citigroup Global Markets Inc. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes; and

•	“applicable spread” means % if the redemption is within 90 days after the occurrence of a tax event or a rating agency event and % in all other cases.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of DISCS to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the DISCS or portions thereof called for redemption.

We may not redeem the DISCS in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all outstanding DISCS for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the trustee will be required to:

•	issue, register the transfer of, or exchange, DISCS during a period beginning at the opening of business 15 days before the day of selection for redemption of DISCS and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any DISCS so selected for redemption, except, in the case of any DISCS being redeemed in part, any portion thereof not to be redeemed.

Subordination

The payment of the principal of and interest on the DISCS is expressly subordinated, to the extent and in the manner set forth in the junior subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal of, and interest and premium (if any) on, the following:

•	all of the indebtedness of Ambac (other than indebtedness issued pursuant to the junior subordinated indenture), whether outstanding on the date of the issuance of the junior subordinated debt securities of any series or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, bond, debenture or similar instrument;

•	all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of our reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

•	all obligations of the types referred to in the preceding bullet points of another person, the payment of which we are responsible or liable as guarantor or otherwise;

•	any agreements or obligations to pay deferred purchase price or conditional sales agreements other than in the ordinary course of business;

•	all obligations of the types referred to in the preceding bullet points of another person secured by any lien on any of our property or assets (whether or not that obligation has been assumed by us); and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

The DISCS will rank senior to all of our equity securities, including any preferred stock we may issue in the future.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business and (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the DISCS.

All liabilities of our subsidiaries including trade accounts payable and accrued liabilities arising in the ordinary course of business are effectively senior to the DISCS to the extent of the assets of such subsidiaries. As of September 30, 2006, our indebtedness for money borrowed ranking senior to the DISCS upon liquidation, on an unconsolidated basis, totaled approximately $1.2 billion and our subsidiaries’ direct borrowings and other obligations that would effectively rank senior to the DISCS upon liquidation totaled approximately $13.9 billion.

Notwithstanding the foregoing or any other provision of the junior subordinated indenture, provided that we are not subject to a bankruptcy, insolvency, liquidation or similar proceeding, we may pay interest or principal on pari passu securities, as that term is defined under “—Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances” above, in accordance with that section and free of the limitations described in the preceding paragraph.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the DISCS. In such an event, we will pay or deliver directly to the holders of senior indebtedness, any payment or distribution otherwise payable or deliverable to holders of the DISCS. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the DISCS so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior indebtedness and any securities issued with respect to senior indebtedness under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the DISCS.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of DISCS together with the holders of any of our other pari passu securities will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the DISCS and such other obligations, subject to the limitation on payments of deferred and unpaid interest described under “—Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership,” before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the DISCS.

If we violate the junior subordinated indenture by making a payment or distribution to holders of the DISCS before we have paid all the senior indebtedness in full, then such holders of the DISCS will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness. Notwithstanding the subordination provisions discussed in this paragraph, holders of DISCS will not be required to pay, or transfer payments or distributions to, holders of senior indebtedness so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior indebtedness and any securities issued with respect to senior indebtedness under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the DISCS.

Because of the subordination provisions, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the DISCS having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the DISCS.

The junior subordinated indenture places no limitation on the amount of senior indebtedness that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior indebtedness.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

The junior subordinated indenture provides that each holder of DISCS, by that holder’s acceptance of the DISCS, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of its DISCS, that holder of DISCS will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including compounded interest thereon) on such holder’s DISCS.

Denominations

The DISCS will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. We expect that the DISCS will be held in book-entry form only, as described under “Book-Entry System,” and will be held in the name of DTC or its nominee.

Limitation on Mergers and Sales of Assets

The junior subordinated indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the junior subordinated indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the junior subordinated indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the junior subordinated indenture exists; and

•	certain other conditions as prescribed in the junior subordinated indenture are met.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the junior subordinated indenture, the resulting or acquiring entity will be substituted for us in such junior subordinated indenture with the same effect as if it had been an original party to the junior subordinated indenture. As a result, such successor entity may exercise our rights and powers under the junior subordinated indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the junior subordinated indenture and under the DISCS.

Events of Default; Waiver and Notice

The following events are “events of default” with respect to the DISCS:

•	default in the payment of interest, including compounded interest, in full on any DISCS for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period if at such time such deferral period has not ended;

•	default in the payment of principal on the DISCS when due, subject to the limitations described under “Repayment of Principal”; or

•	certain events of bankruptcy, insolvency or receivership involving Ambac.

An event of default does not include a failure to comply with covenants under the junior subordinated indenture, including our obligations under the alternative payment mechanism.

The junior subordinated indenture for the DISCS provides that the trustee must give holders notice of all defaults or events of default within 90 days after it becomes actually known to a responsible officer of the trustee. However, except in the cases of a default or an event of default in payment on the DISCS, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If an event of default under the junior subordinated indenture occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding DISCS may declare the entire principal amount of and all accrued but unpaid interest on all DISCS to be due and payable immediately.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding DISCS can, subject to certain conditions, rescind the declaration.

The holders of a majority in aggregate principal amount of the outstanding DISCS may waive any past default, except:

•	a default in payment of principal or interest; or

•	a default under any provision of the junior subordinated indenture that itself cannot be modified or amended without the consent of the holder of each outstanding DISCS.

The holders of a majority in principal amount of the DISCS shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to the provisions of the junior subordinated indenture.

We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the junior subordinated indenture.

Actions Not Restricted by Junior Subordinated Indenture

The junior subordinated indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or purchase or redeem our capital stock, except as set forth under “—Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances” above.

The junior subordinated indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the junior subordinated indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the DISCS upon a change of control or other event involving us that may adversely affect the creditworthiness of the DISCS.

Modification of Junior Subordinated Indenture

Under the junior subordinated indenture, certain of our rights and obligations and certain of the rights of holders of the DISCS may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding DISCS. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest (including any additional interest thereon), including the scheduled maturity date and the final maturity date;

•	a change in the manner of calculating payments due on the DISCS in a manner adverse to holders of DISCS;

•	a change in the place of payment for any payment on the DISCS that is adverse to holders of the DISCS or a change in the currency in which any payment on the DISCS is payable;

•	an impairment of the right of any holder of DISCS to institute suit for payments on the DISCS;

•	a reduction in the percentage of outstanding DISCS required to consent to a modification or amendment of the junior subordinated indenture or required to consent to a waiver of compliance with certain provisions of the junior subordinated indenture or certain defaults under the junior subordinated indenture;

•	a reduction in the requirements contained in the junior subordinated indenture for quorum or voting;

•	a change in the subordination of the DISCS in a manner adverse to holders of DISCS; and

•	a modification of any of the foregoing contained in the junior subordinated indenture.

Under the junior subordinated indenture, the holders of at least a majority of the aggregate principal amount of the outstanding DISCS may, on behalf of all holders of the DISCS, waive compliance by us with any covenant or condition contained in the junior subordinated indenture.

We and the trustee may execute, without the consent of any holder of DISCS, any supplemental indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by any such successor of our covenants contained in the junior subordinated indenture and the DISCS;

•	adding or modifying covenants of us for the benefit of the holders of the DISCS or surrendering any of our rights or powers under the junior subordinated indenture;

•	adding any additional events of default for the DISCS or changing any existing events of default in a manner that is not adverse to holders of DISCS;

•	evidencing and providing for the acceptance of appointment under the junior subordinated indenture by a successor trustee with respect to the DISCS;

•	curing any ambiguity, correcting or supplementing any provision in the junior subordinated indenture that may be inconsistent with any other provision therein or making any other provisions with respect to matters or questions arising under the junior subordinated indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the DISCS in any material respect;

•	making any changes to the junior subordinated indenture in order for the junior subordinated indenture to conform to the final prospectus supplement.

Book-Entry System

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the DISCS. The DISCS will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the DISCS, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the DISCS so long as the DISCS are represented by global security certificates.

Investors may elect to hold interests in the DISCS in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V, as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the DISCS held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear

System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the DISCS held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the DISCS in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated DISCS upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such DISCS. If we determine at any time that the DISCS shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all DISCS represented by these certificates for all purposes under the DISCS and the junior subordinated indenture governing the DISCS. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the DISCS represented by these global security certificates registered in their names, and

•

will not be considered to be owners or holders of the global security certificates or any DISCS represented by these certificates for any purpose under the DISCS or the junior subordinated indenture governing the DISCS.

All payments on the DISCS represented by the global security certificates and all transfers and deliveries of related DISCS will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the DISCS will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of DISCS received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such DISCS settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the DISCS by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of DISCS among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Governing Law

The junior subordinated indenture and the DISCS will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the junior subordinated indenture at the request, order or direction of any holders of DISCS unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the DISCS that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below all the material terms of the replacement capital covenant. This summary is not a complete description of the replacement capital covenant and is subject to and qualified in its entirely by the terms and provisions of the full document, a copy of which will be filed with the SEC as an exhibit to a current report on Form 8-K. References to “we,” “us” and “our” in the following description refer only to Ambac Financial Group, Inc. and not any of its subsidiaries.

We will covenant in a replacement capital covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the DISCS that we will not repay, redeem or purchase, and will cause our subsidiaries not to repay, redeem or purchase, as applicable, the DISCS on or before             , 2067, except to the extent that the principal amount repaid or the applicable redemption, repayment or purchase price, that is raised through the issuance of replacement capital securities, does not exceed the sum of the following amounts raised through the issuance of replacement capital securities (as defined below):

(a) the “applicable percentage” of (i) the aggregate amount of net cash proceeds received by us and our subsidiaries from the sale of our common stock and “qualifying warrants” to persons other than us and our subsidiaries and (ii) the market value of any common stock that we and our subsidiaries have issued to persons other than us and our subsidiaries in connection with the conversion of any convertible or exchangeable securities, other than securities for which we or any of our subsidiaries has received equity credit from any NRSRO (as defined below), in each case since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”); plus

(b) the aggregate amount of net cash proceeds received by us and our subsidiaries since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”) from the sale of “mandatorily convertible preferred stock”, “debt exchangeable for common equity”, “debt exchangeable for preferred equity” and “qualifying capital securities” (collectively with our common stock and qualifying warrants, the “replacement capital securities”) to Persons other than the Corporation and its Subsidiaries.”

Our covenants in the replacement capital covenant run only to the benefit of holders of the “covered debt.” The replacement capital covenant is not intended for the benefit of holders of the DISCS and may not be enforced by them, and the replacement capital covenant is not a term of the junior subordinated indenture or the DISCS, except that we will agree in the junior subordinated indenture that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or purchase of the DISCS is permitted, except with the consent of the holders of a majority in principal amount of the DISCS. The initial series of covered debt is our 5.95% Debentures due 2035 (CUSIP: 023139AE8) (the “initial covered debt”). The replacement capital covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered debt approaches maturity, becomes subject to a redemption notice or is reduced to less than $100 million in outstanding principal amount, subject to additional procedures. We expect that, at all times prior to                     , 2067, we will be subject to the replacement capital covenant and, accordingly, will be restricted in our ability to repay, redeem or purchase the DISCS.

Our ability to raise proceeds from the replacement capital securities during the applicable measurement period with respect to any proposed repayment, redemption or purchase of the DISCS will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those replacement capital securities.

We may amend or supplement the replacement capital covenant from time to time with the consent of the holders of at least a majority in principal amount of the then-effective series of covered debt. We may, acting alone and without the consent of the holders of the covered debt (the “covered debtholders”), amend or supplement the replacement capital covenant if (i) the effect of such amendment or supplement is solely to impose additional restrictions on the types of securities qualifying as replacement capital securities, and one of our officers has delivered to the holders of the then-effective series of covered debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such covered debt a written certificate to that effect, (ii) such amendment or supplement is not adverse to the covered debtholders and one of our officers has delivered to the holders of the then-effective series of covered debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to such covered debtholders, (iii) such amendment or supplement eliminates common stock, debt exchangeable for common equity and/or mandatorily convertible preferred stock as replacement capital securities if, in the case of this clause (iii), we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes.

The replacement capital covenant will terminate upon the earliest to occur of (i)                     , 2067, or, if earlier, the date on which the DISCS are otherwise repaid, redeemed or purchased in full, (ii) the date, if any, on which the holders of a majority in principal amount of the then-effective specified series of covered debt consent or agree to the termination of the replacement capital covenant and our obligations thereunder, (iii) the date on which we cease to have any series of outstanding “eligible senior debt” or “eligible subordinated debt” (in each case, without giving effect to the rating requirement in clause (b) of the definition of each such term) and (iv) the date on which an event of default under the junior subordinated indenture resulting in an acceleration of the DISCS occurs.

If we are obligated to sell replacement capital securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the DISCS, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the DISCS and those other securities having the same scheduled repayment date or scheduled redemption date as the DISCS pro rata in accordance with their respective outstanding principal amounts (but taking into account any other payments made on such other securities from other sources of funds) and none of such net proceeds shall be applied to any other securities having a later scheduled repayment date or scheduled redemption date until the principal of and all accrued and unpaid interest on the DISCS has been paid in full.

For the avoidance of doubt, any reference in this section “Description of the Replacement Capital Covenant” to any repayment of our securities will be deemed to include a reference to defeasance of our obligations under such securities.

“Applicable percentage” means 1 divided by (a) 75% with respect to any repayment, redemption or purchase prior to                     , 2037, (b) 50% with respect to any repayment, redemption or purchase on or after                     , 2037 and prior to                     , 2057 and (c) 25% with respect to any repayment, redemption or purchase on or after                     , 2057 (for example, prior to                     , 2037, the applicable percentage in the case of such securities will be 133.33%).

“Common stock” means our common stock (including treasury shares of common stock), common stock issued pursuant to any dividend reinvestment plan or our employee benefit plans, a security that tracks the performance of, or relates to the results of, a business, unit or division of us, and any securities issued in exchange therefore in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Covered debt” means (a) at the date of the replacement capital covenant and continuing to but not including the first redesignation date, the initial covered debt and (b) thereafter, commencing with each redesignation date and continuing to but not including the next succeeding redesignation date, the eligible subordinated debt or, if no eligible subordinated debt is then outstanding, the eligible senior debt, identified pursuant to the replacement capital covenant as the covered debt for such period.

“Debt exchangeable for common equity” means a security or combination of securities (together in this definition, “such securities”) that:

•

gives the holder a beneficial interest in (i) our debt securities and (ii) a fractional interest in a stock purchase contract for a share of our common stock that will be settled in three years or less, with the number of shares of common stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such debt securities;

•

provides that the investors directly or indirectly grant us a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase our common stock pursuant to such stock purchase contracts;

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includes a remarketing feature pursuant to which our debt securities are remarketed to new investors commencing not later than the first distribution date that is at least 1 month prior to the settlement date of the purchase contract;

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provides for the proceeds raised in the remarketing to be used to purchase our common stock under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the purchase contract, provides that the stock purchase contracts will be settled by us foreclosing on our debt securities or other collateral directly or indirectly pledged by investors in the debt exchangeable for common equity.

“Debt exchangeable for preferred equity” means a security or combination of securities (together in this definition, “such securities”) that:

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gives the holder a beneficial interest in (a) our subordinated debt securities that include a provision requiring us to issue (or use commercially reasonable efforts to issue) one or more types of APM qualifying securities raising proceeds at least equal to the deferred distributions on such subordinated debt securities commencing not later than the second anniversary of the commencement of such deferral period and that are our most junior subordinated debt (or rank pari passu with our most junior subordinated debt) (in this definition, our “subordinated debt”) and (b) a fractional interest in a stock purchase contract for a share of our non-cumulative perpetual preferred stock that ranks pari passu with or junior to all of our other preferred stock (in this definition, our “preferred stock”);

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provides that the investors directly or indirectly grant to us a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase our preferred stock pursuant to such stock purchase contracts;

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includes a remarketing feature pursuant to which our subordinated debt is remarketed to new investors commencing not later than the first distribution date that is at least five years after the date of issuance of securities or earlier in the event of an early settlement event based on (i) the dissolution of the issuer of such debt exchangeable for preferred equity or (ii) one or more financial tests set forth in the terms of the instrument governing such debt exchangeable for preferred equity;

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provides for the proceeds raised in the remarketing to be used to purchase our preferred stock under the stock purchase contracts and, if there has not been a successful remarketing by the first distribution date that is six years after the date of issuance of such securities, provides that the stock purchase contracts will be settled by us foreclosing on our subordinated debt securities or other collateral directly or indirectly pledged by investors in the debt exchangeable for preferred equity;

•

includes a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant that will apply to such securities and, if applicable, to our preferred stock, and will not include debt exchangeable for preferred equity as a replacement security; and

•	if applicable, after the issuance of such preferred stock, provides the holders of such securities with a beneficial interest in such preferred stock.

“Mandatorily convertible preferred stock” means preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that such preferred stock convert into common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such preferred stock.

“Measurement date” means: (a) with respect to any repayment, redemption or purchase of DISCS on or prior to                     , 2037, the date that is 180 days; and (b) with respect to any repayment, redemption or purchase of DISCS after the scheduled maturity date, the date that is 30 days, in each case prior to delivery of notice of such repayment or redemption or prior to the date of such repayment, redemption or purchase.

“Measurement period” means the period from a measurement date to the related notice date or repurchase date. Measurement periods cannot run concurrently.

“Qualifying capital securities” means securities (other than common stock, qualifying warrants, mandatorily convertible preferred stock, debt exchangeable for preferred equity and debt exchangeable for common equity) that, in the determination of our board of directors reasonably construing the definitions and other terms of the replacement capital covenant, meet one of the following criteria:

•	in connection with any repayment, redemption or purchase of DISCS on or prior to , 2037:

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the DISCS upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years and (c) either (x) are subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant and have either a no payment provision or are non-cumulative or (y) have a mandatory trigger provision and are subject to intent-based replacement disclosure and have either an optional deferral provision or a no payment provision; or

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preferred stock issued by us or our subsidiaries that (a) is non-cumulative, (b) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (c) has no maturity or a maturity of at least 60 years and (d) either (x) is subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant or (y) has a mandatory trigger provision and is subject to intent-based replacement disclosure; or

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securities issued by us or our subsidiaries that (a) rank pari passu or junior to other preferred stock of the issuer, (b) have no maturity or a maturity of at least 40 years, (c) are subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant (d) have an optional deferral provision and (e) have a mandatory trigger provision; or

•	in connection with any repayment, redemption or purchase of DISCS at any time after , 2037 but on or prior to , 2057:

•	all securities described under the first bullet of this definition that would be qualifying capital securities on or prior to , 2037;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the DISCS upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years, (c) are subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant and (d) have an optional deferral provision;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the DISCS upon our liquidation, dissolution or winding up, (b) are non-cumulative or have a no payment provision and (c) (x) have no maturity or a maturity of at least 60 years and (y) are subject to intent-based replacement disclosure;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the DISCS upon our liquidation, dissolution or winding up, (b) are non-cumulative or have a no payment provision, (c) have no maturity or a maturity of at least 40 years and (d) are subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the DISCS upon our liquidation, dissolution or winding up, (b) have an optional deferral provision, (c) have a mandatory trigger provision and (d) have no maturity or a maturity of at least 60 years;

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cumulative preferred stock issued by us or our subsidiaries that (a) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) (x) has no maturity or a maturity of at least 60 years and (y) is subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant; or

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other securities issued by us or our subsidiaries that (a) rank upon our liquidation, dissolution or winding-up either (x) pari passu with or junior to the DISCS or (y) pari passu with the claims of our trade creditors and junior to all of our long-term indebtedness for money borrowed (other than our long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on our liquidation, dissolution or winding-up), (b) have an optional deferral provision or a no payment provision and (c) have a mandatory trigger provision and (d) either (x) have no maturity or a maturity of at least 40 years and intent-based replacement disclosure or (y) have no maturity or a maturity of at least 30 years and are subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant; or

•	in connection with any repayment, redemption or purchase of DISCS at any time after , 2057:

•	all securities described under the second bullet of this definition that would be qualifying capital securities after , 2037 but on or prior to , 2057;

•	preferred stock issued by us that (a) (x) has no maturity or a maturity of at least 60 years and (y) is subject to intent-based replacement disclosure and (b) is non-cumulative;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the DISCS upon our liquidation, dissolution or winding up, (b) either (x) have no maturity or a maturity of at least 40 years and are subject to intent-based replacement disclosure or (y) have no maturity or a maturity at least 30 years and are subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant and (c) are non-cumulative;

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securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the DISCS upon our liquidation, dissolution or winding up, (b) have an optional deferral provision, (c) have a mandatory trigger provision, (d) have no maturity or a maturity at least 30 years and (e) are subject to intent-based replacement disclosure; or

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cumulative preferred stock issued by us or our subsidiaries that either (a) (x) has no maturity or a maturity of at least 60 years and (y) are subject to intent-based replacement disclosure or (b) has a maturity of at least 40 years and is subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant.

For purposes of the definitions provided above, the following terms shall have the following meanings:

“Alternative payment mechanism” means, with respect to any securities or combination of securities (together in this definition, “such securities”), provisions in the related transaction documents requiring us to issue (or use commercially reasonable efforts to issue) one or more types of APM qualifying securities raising eligible proceeds at least equal to the deferred distributions on such securities and apply the proceeds to pay unpaid distributions on such securities, commencing on the earlier of (x) the first distribution date after commencement of a deferral period on which we pay current distributions on such securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

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define “eligible proceeds” to mean, for purposes of such alternative payment mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by us or any of our subsidiaries as consideration for such securities) that we have received during the 180 days prior to the related distribution date from the issuance of APM qualifying securities, up to the preferred cap (as defined below in the sixth bullet of this definition) in the case of APM qualifying securities that are qualifying non-cumulative perpetual preferred stock or mandatorily convertible preferred stock;

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permit us to pay current distributions on any distribution date out of any source of funds but (x) require us to pay deferred distributions only out of eligible proceeds and (y) prohibit us from paying deferred distributions out of any source of funds other than eligible proceeds;

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if deferral of distributions continues for more than one year (or such shorter period as provided for in the terms of such securities), require us not to repay, redeem or purchase any APM qualifying securities or any of our securities that on a bankruptcy or liquidation of us rank pari passu or junior to such APM qualifying securities until at least one year after all deferred distributions have been paid;

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may include a provision that, notwithstanding the common cap (as defined below in the sixth bullet of this definition) and the preferred cap, for purposes of paying deferred distributions, limits our ability to sell shares of common stock, qualifying warrants, or mandatorily convertible preferred stock above an aggregate cap specified in the transaction documents (a “share cap”), subject to agreement to use commercially reasonable efforts to increase the share cap amount only to the extent that we can do so and (i) simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of common stock or (ii) if we cannot increase the share cap amount as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of our authorized common stock for purposes of satisfying our obligations to pay deferred distributions;

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permit us, at our option, to provide that if we are involved in a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety to any other person (a “business combination”) where immediately after the consummation of the business combination more than 50% of the voting stock of the surviving entity of the business combination or the person to whom all or substantially all of our assets have been transferred, conveyed or leased is owned by the shareholders of the other party to the business combination, then the first three bullet points of this definition will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination; and

•	limit our obligation to issue (or use commercially reasonable efforts to issue) APM qualifying securities up to:

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in the case of APM qualifying securities that are common stock or qualifying warrants, an aggregate amount of all common stock issued or issuable upon the exercise of such qualifying warrants plus the number of shares of common stock previously issued or issuable with the exercise of previously issued qualifying warrants, pursuant to the alternative payment mechanism with respect to deferred distributions during the first five years of any deferral period equal to 2% of the total number of issued and outstanding shares of our common stock as of the date of our most recently publicly available consolidated financial statements as of the date of such issuance (the “common cap”), provided (and it being understood) that the common cap shall cease to apply to such deferral period by a date (as specified in the related transaction documents) which shall be not later than the fifth anniversary of the commencement of such deferral period; and

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in the case of APM qualifying securities that are qualifying non-cumulative perpetual preferred stock, or Mandatorily Convertible Preferred Stock, an amount from the issuance of such qualifying non-cumulative perpetual preferred stock and then still-outstanding mandatorily convertible preferred stock pursuant to the related alternative payment mechanism (including, in the case of qualifying non-cumulative perpetual preferred stock, at any point in time from all prior issuances thereof pursuant to such alternative payment mechanism) equal to 25% of the initial principal or stated amount of the securities that are the subject of the related alternative payment mechanism (the “preferred cap”);

•	provided (and it being understood) that:

•	we shall not be obligated to issue (or use commercially reasonable efforts to issue) APM qualifying securities for so long as a “market disruption event” has occurred and is continuing;

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if, due to a market disruption event or otherwise, we are able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, we will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the common cap, preferred cap and share cap (if any), as applicable; and

if we have outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities.

“APM qualifying securities” means:

•	common stock;

•	qualifying warrants;

•	qualifying non-cumulative perpetual preferred stock; or

•	manatorily convertible preferred stock.

“Covered debtholder” means each person (whether a holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells our long-term indebtedness for money borrowed during the period that such long-term indebtedness for money borrowed is covered debt.

“Distribution date” means, as to any securities or combination of securities, the dates on which periodic distributions on such securities are scheduled to be made.

“Distribution period” means, as to any securities or combination of securities, each period from and including the later of the issue date and a distribution date for such securities to but excluding the next succeeding distribution date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not our subsidiaries.

“Eligible senior debt” means, at any time in respect of any issuer, each series of outstanding unsecured long-term indebtedness for money borrowed of such issuer that (a) upon a bankruptcy, liquidation, dissolution or winding-up of the issuer, ranks most senior among the issuer’s then outstanding classes of indebtedness for money borrowed, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a redesignation date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (a), (c) and (d) of this definition that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible subordinated debt” means, at any time in respect of any issuer, each series of the issuer’s then outstanding unsecured long-term indebtedness for money borrowed that (a) upon a bankruptcy, liquidation, dissolution or winding-up of the issuer, ranks subordinate to the issuer’s then outstanding series of indebtedness for money borrowed that ranks most senior, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a redesignation date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Holder” means, as to the covered debt then in effect, each holder of such covered debt as reflected on the securities register maintained by or on behalf of us with respect to such covered debt.

“Intent-based replacement disclosure” means, as to any security or combination of securities (together in this definition, “securities”), that we have publicly stated our intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by us under the Exchange Act prior to or contemporaneously with the issuance of such securities, that we, to the extent the securities provide us with equity credit, will repay, redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or purchase date.

“Mandatory trigger provision” means, as to any security or combination of securities (together in this definition, “securities”), provisions in the terms thereof or of the related transaction agreements that (a) require or, at its option in the case of non-cumulative perpetual preferred stock, permit the issuer of such securities to make payment of distributions on such securities only pursuant to the issue and sale of APM qualifying securities, within no more than two years of a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case require the application of the net proceeds of such sale to pay such unpaid distributions, provided that (1) if the APM qualifying securities issued and sold are qualifying non-cumulative perpetual preferred stock or mandatorily convertible preferred stock, the amount of the net proceeds of qualifying non-cumulative perpetual preferred stock and Mandatorily Convertible Preferred Stock applied, together with the net proceeds of all prior issuances of Qualifying Non-Cumulative Preferred Stock and any still-outstanding Mandatorily Convertible Preferred Stock applied during the current and all prior deferral periods, to pay such distributions pursuant to such provision may not exceed 25% of the initial liquidation or principal amount of such securities and (2) if the APM qualifying securities issued and sold are common stock or qualifying warrants and if the mandatory trigger provision does not require such issuance and sale within one year of such failure, the number of shares of common stock or qualifying warrants issued or issuable upon the exercise of such qualifying warrants plus the number of shares of common stock previously issued or issuable upon the exercise of previously issued qualifying warrants may not exceed 2% of the total number of issued and outstanding shares of our common stock as of the date of our most recent publicly available consolidated financial statements as of the date of such issuance, (b) prohibit the issuer from purchasing any APM qualifying securities or any of our securities that on our bankruptcy or liquidation rank pari passu or junior to such APM qualifying securities prior to the date that is six months after the issuer applies the net proceeds of the sales described in clause (a) above to pay such unpaid distributions, and (c) upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to us, limit the claim of the holders of such securities (other than non-cumulative perpetual preferred stock) to distributions that accumulate during a period in which we fail to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements to (x) 25% of the principal amount of such securities then outstanding in the case of securities not permitting the issuance and sale pursuant to the provisions described in clause (a) above of securities other than common stock or qualifying warrants or (y) two years of accumulated and unpaid distributions (including compounded amounts thereon) in all other cases. No remedy other than permitted remedies may arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay distributions because of the mandatory trigger provision or as a result of the issuer’s exercise of its right under an optional deferral provision until distributions have been deferred for one or more distribution periods that total together at least ten years.

“Market disruption events” means one or more events or circumstances substantially similar to those listed as “market disruption events” in the junior subordinated indenture.

“Market Value” means, on any date, the closing sale price per share of common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the common stock is traded or quoted; if the common stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the market price will be the average of the mid-point of the bid and ask prices for the common stock on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by us for this purpose.

“No payment provision” means a provision or provisions in the transaction documents for securities (referred to in this definition as “such securities”) that include the following:

•	an alternative payment mechanism; and

•	an optional deferral provision modified and supplemented from the general definition of that term to provide that:

•

the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event has occurred and is continuing, ten years, without any remedy other than permitted remedies and the obligations (and limitations on obligations) described in the definition of “alternative payment mechanism” applying; and

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if we become subject to a bankruptcy, insolvency, receivership or similar proceeding prior to the redemption or repayment of such securities, the holders of such securities will have no claim to any deferred and unpaid distributions exceeding two years of distributions on such securities; provided, however, that holders of such securities may have an additional preferred equity claim in respect of deferred and unpaid distributions which are in excess of two years of distributions that is senior to our common stock and is or would be pari passu with any qualifying non-cumulative preferred stock up to the amount equal to their pro rata shares of any unused portion of the preferred cap (as defined in the definition of alternative payment mechanism).

“Non-cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more permitted remedies.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Optional deferral provision” means, as to any securities, provisions in the terms thereof or of the related transaction agreements to the effect of either bullet point below:

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(a) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event is continuing, ten years, without any remedy other than permitted remedies and (b) an alternative payment mechanism (provided that such alternative payment mechanism need not apply during the first five years of any deferral period and need not include a common cap or preferred cap); or

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the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to ten years, without any remedy other than permitted remedies.

“Other qualifying capital replacement covenant” means a replacement capital covenant, as identified by our board of directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of the replacement capital covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from redeeming or purchasing identified securities except from the applicable percentage of the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption or purchase that are as or more equity-like than the securities then being redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date.

“Permitted remedies” means, with respect to any securities, one or more of the following remedies:

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rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded); and

•

complete or partial prohibitions preventing the issuer from paying distributions on or purchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying non-cumulative perpetual preferred stock” means our non-cumulative preferred stock that ranks pari passu with or junior to all of our other preferred stock, is perpetual and (a) is subject to a replacement capital covenant substantially similar to the replacement capital covenant or an other qualifying capital replacement covenant or (b) is subject to both (i) mandatory suspension of dividends in the event we breach certain financial metrics specified within the offering documents, and (ii) intent-based replacement disclosure. Additionally, in both (a) and (b) the transaction documents shall provide for no remedies as a consequence of non-payment of distributions other than permitted remedies.

“Qualifying warrants” means any net share settled warrants to purchase our common stock that (1) have an exercise price greater than the current stock market price, determined as specified in the instrument governing such warrants, of our common stock, and (2) we are not entitled to redeem for cash and the holders of which are not entitled to require us to purchase for cash in any circumstances.

“Redesignation date” means, as to the covered debt in effect at any time, the earliest of (a) the date that is two years prior to the final maturity date of such covered debt, (b) if we elect to redeem or repay, or we or one of our subsidiaries elects to purchase, such covered debt either in whole or in part with the consequence that after giving effect to such redemption, repayment or purchase the outstanding principal amount of such covered debt is less than $100,000,000, the applicable redemption, repayment or purchase date and (c) if such covered debt is not eligible subordinated debt, the date on which we issue long-term indebtedness for money borrowed that is eligible subordinated debt.

UNDERWRITING

Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of DISCS set forth opposite the underwriter’s name.

Underwriters	Principal amount of DISCS
Citigroup Global Markets Inc.	$
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
HSBC Securities (USA) Inc.
Lehman Brothers Inc. Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the DISCS included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the DISCS if they purchase any of the DISCS.

The underwriters propose to offer some of the DISCS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the DISCS to dealers at the public offering price less a concession not to exceed     % of the principal amount of the DISCS. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the DISCS on sales to other dealers. After the initial offering of the DISCS to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the DISCS).

Paid by Ambac
Per DISCS		%

We estimate that our total expenses for this offering will be approximately $575,000. Pursuant to the underwriting agreement, the underwriters have agreed to reimburse us in the amount of $400,000 for certain of our expenses for this offering.

In connection with the offering, the representatives may purchase and sell DISCS in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of DISCS in excess of the principal amount of DISCS to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the DISCS in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of DISCS made for the purpose of preventing or retarding a decline in the market price of the DISCS while the offering is in progress.

In connection with this offering, the underwriters may over-allot or effect transactions with a view to supporting the market price of the DISCS at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the underwriters to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter, in covering syndicate short positions or making stabilizing purchases, repurchase DISCS originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the DISCS. They may also cause the price of the DISCS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Ambac has agreed in the underwriting agreement that for a period of 30 days after the date of this prospectus supplement, neither it, nor any of its subsidiaries or other affiliates over which it exercises management or voting control, nor any person acting on their behalf will, without the prior written consent of Citigroup Capital Markets Inc., offer, sell, contract to sell or otherwise dispose of any securities that are substantially similar to the DISCS.

The DISCS are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the DISCS, but they have no obligation to do so and may discontinue market making at any time and for any reason without providing any notice. We cannot give any assurance as to the liquidity of any trading market for the DISCS.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Ambac and its subsidiary Ambac Assurance Corporation have entered into a $400 million revolving credit facility with some of the affiliates of some of the underwriters. Citibank, N.A. serves as administrative agent and lender, and Citigroup Global Markets Inc. serves as sole lead arranger and sole book runner under the revolving credit facility. These companies receive standard fees for their services. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business, for which they will receive customary fees and expenses.

As described above in “Use of Proceeds,” we currently intend to use the net proceeds from this offering to repurchase shares of our common stock pursuant to an accelerated share repurchase program, subject to market conditions and other business considerations. In connection with this intended use of proceeds, we expect to enter into a share repurchase program with one of the underwriters in this offering. If the net proceeds are used in this manner, more than 10% of the net proceeds of this offering, not including underwriting compensation, may be received by the underwriters, each of which is a member of the National Association of Securities Dealers, Inc. (“NASD”), or their affiliates. Consequently, this offering is being conducted in compliance with NASD Conduct Rule 2710(h). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities to be rated Baa or better by Moody’s rating service or BBB or better by Standard & Poor’s rating service.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus

Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of the DISCS described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the DISCS that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of DISCS described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the DISCS have not authorized and do not authorize the making of any offer of the DISCS through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the DISCS as contemplated in this prospectus supplement. Accordingly, no purchaser of the DISCS, other than the underwriters, is authorized to make any further offer of the DISCS on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The DISCS may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the DISCS may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to DISCS which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The DISCS have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the DISCS may not be circulated or distributed, nor may the DISCS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the DISCS are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the DISCS under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of the DISCS by an initial purchaser of the DISCS upon their original issuance for their “issue price,” which will equal the first price at which a substantial amount of the DISCS are sold to the public. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and subject to change or differing interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those discussed below. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as DISCS held by investors subject to special tax rules (e.g., persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, common trust funds, entities that are treated for United States federal income tax purposes as partnerships or other pass-through entities, persons subject to alternative minimum tax, broker-dealers, expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax) or to persons that will hold the DISCS as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their DISCS as “capital assets” under the Code. Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of the DISCS.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of DISCS that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity subject to tax as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of DISCS that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of DISCS, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of DISCS that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of DISCS.

Classification of the DISCS

In connection with the issuance of the DISCS, Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Ambac, will render its opinion generally to the effect that, although the matter is not free from doubt, under then current law and assuming full compliance with the terms of the indenture governing the DISCS (the “Indenture”) and other relevant documents, and based on the facts and assumptions contained in such opinion, the DISCS will be classified for United States federal income tax purposes as indebtedness of Ambac. Under the terms of the Indenture, each holder of the DISCS will agree to treat the DISCS as indebtedness of Ambac for United States federal income tax purposes. The remainder of this discussion assumes that the classification of the DISCS as indebtedness will be respected for United States federal income tax purposes.

U.S. Holders

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). Ambac believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the Treasury regulations. Based on the foregoing, although the matter is not free from doubt, the DISCS will not be considered to be issued with OID at the time of their original issuance. Accordingly, each U.S. Holder of DISCS should include in gross income such U.S. Holder’s allocable share of interest on the DISCS in accordance with such U.S. Holder’s method of tax accounting.

Under the applicable Treasury regulations, if the option to defer any payment of interest was determined not to be “remote,” or if Ambac exercised such option, the DISCS would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. Then, all stated interest on the DISCS would thereafter be treated as OID as long as the DISCS remained outstanding. In such event, all of a U.S. Holder’s taxable interest income relating to the DISCS would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of such U.S. Holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a U.S. Holder of DISCS would be required to include in gross income OID even though Ambac would not make any actual cash payments during a deferral period.

No rulings or other interpretations have been issued by the Internal Revenue Service which have addressed the meaning of the term “remote” as used in the applicable Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Because income on the DISCS will constitute interest or OID, corporate holders of DISCS will not be entitled to a dividends-received deduction with respect to any income recognized relating to the DISCS, and individual holders will not be entitled to a lower income tax rate in respect of certain dividends, with respect to any income recognized relating to the DISCS.

Sales or Redemption of DISCS

Upon the sale, exchange, redemption or other taxable disposition (collectively, a “disposition”) of DISCS , a U.S. Holder will be considered to have disposed of all or part of its DISCS. Such U.S. Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the DISCS and the amount realized on the disposition of such DISCS. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be taxed as described above under “Interest Income and Original Issue Discount.” Assuming that Ambac does not exercise its option to defer payment of interest on the DISCS and that the DISCS are not deemed to be issued with OID, a U.S. Holder’s adjusted tax basis in the DISCS will generally be its initial purchase price. If the DISCS are deemed to be issued with OID, a U.S. Holder’s tax basis in the DISCS will generally be its initial purchase price, increased by OID previously includible in such U.S. Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the DISCS since and including the date that the DISCS were deemed to be issued with OID. Any gain or loss on a disposition of the DISCS will generally be a capital gain or loss, except to the extent of any accrued interest relating to such U.S. Holder’s DISCS that is required to be included in income (as described above), and will generally be a long-term capital gain or loss if the DISCS have been held for more than one year.

Should Ambac exercise its option to defer payment of interest on the DISCS, the DISCS may trade at a price that does not fully reflect the accrued but unpaid interest relating to the DISCS. In the event of such a deferral, a U.S. Holder who disposes of its DISCS between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the DISCS to the date of disposition and to add such amount to its adjusted tax basis of the DISCS. To the extent the selling price is less than the holder’s adjusted tax basis, such holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Under the circumstances described in this prospectus supplement, the DISCS may be redeemed by Ambac for cash. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed DISCS. Accordingly, a U.S. Holder would recognize gain or loss as if it had sold such redeemed DISCS for cash.

Information Reporting and Backup Withholding

Generally, income on the DISCS will be reported to the IRS and to holders on Forms 1099-INT, which forms should be mailed to holders of DISCS by January 31 following each calendar year of payment. In addition, U.S. Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the paying agent in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to proceeds from a disposition of the DISCS. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s United States federal income tax liability provided the required information is timely provided to the IRS.

Non-U.S. Holders

Under current United States federal income tax law, although not free from doubt, withholding of United States federal income tax will not apply to a payment on DISCS to a Non-U.S. Holder, provided that:

•

the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Ambac entitled to vote and is not a controlled foreign corporation that is related to Ambac through stock ownership;

•

the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements; and

•	neither Ambac nor its paying agent has actual knowledge or reason to know that the beneficial owner of the DISCS is a U.S. Holder.

Despite the above, if a Non-U.S. Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the Non-U.S. Holder maintains a permanent establishment within the United States) and the interest on the DISCS is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such Non-U.S. Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, such lower rates as provided) branch profits tax.

Any gain realized on the disposition of DISCS will generally not be subject to United States federal income tax unless:

•

that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on DISCS to a Non-U.S. Holder, or to proceeds from the disposition of DISCS by a Non-U.S. Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither Ambac nor its paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if DISCS are not held through a qualified intermediary, the amount of payments made on such DISCS, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

LEGAL OPINIONS

Anne Gill Kelly, Esq., Managing Director, Secretary and Assistant General Counsel of Ambac, One State Street Plaza, New York, New York 10004, will issue an opinion about the legality of the DISCS. Anne Gill Kelly, Esq. beneficially owns, or has the right to acquire under Ambac’s employee benefit plans, an aggregate of less than 1% of Ambac’s common stock. Additionally, certain legal matters relating to the DISCS offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York 10036. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York 10022.

PROSPECTUS

Ambac Financial Group, Inc.

Ambac Financial Group, Inc. may sell from time to time

*Common Stock

*Preferred Stock

*Senior Debt Securities

*Junior Subordinated Debt Securities

*Warrants

This prospectus describes some of the general terms that may apply to these securities. The specific terms of the common stock, the preferred stock, the senior debt securities, junior subordinated debt securities and the warrants then being offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “ABK”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” Unless otherwise stated or the context otherwise requires, references in this prospectus to “Ambac”, “we”, “our” or “us” refer to Ambac Financial Group, Inc., and its direct and indirect subsidiaries.

AMBAC FINANCIAL GROUP, INC.

Ambac, headquartered in New York City, is a holding company whose subsidiaries provide financial guarantee products and other financial services to clients in both the public and private sectors around the world. Ambac was incorporated on April 29, 1991. Ambac provides financial guarantees for public finance and structured finance obligations through its principal operating subsidiary, Ambac Assurance Corporation, or Ambac Assurance.

Generally, financial guarantee products written by Ambac Assurance guarantee payment when due of the principal of and interest on the guaranteed obligation. In essence, Ambac Assurance steps in to make payments if the party responsible for making payments fails to do so.

Ambac Assurance has earned triple-A ratings, the highest ratings available, from Moody’s Investors Service, Inc., or Moody’s, in 1987, Standard & Poor’s Ratings Services, or S&P, in 1979 and Fitch, Inc., or Fitch, in 1994. Ambac Assurance’s ratings have been periodically affirmed by each of the rating agencies and have never been revised downward or put on review for a possible downgrade. Moody’s, S&P and Fitch’s ratings were last reaffirmed in 2006. These ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement.

Ambac Assurance provides its financial guarantees for a variety of products, including:

•

public finance securities, which include bonds issued by state and local municipalities such as cities, counties, towns and villages, as well as water districts, sewer districts, higher educational institutions, hospitals, transportation authorities, housing authorities and other similar agencies;

•

securities issued in connection with privatizations of essential infrastructures by sovereign and subsovereigns where the insured debt is backed by payments made by private companies which own concessions to build, maintain and operate roads, hospitals, schools and other essential infrastructure;

•	mortgage-backed securities, which are bonds and notes where investors receive payments out of the interest and principal on the underlying mortgages that back the securities;

•

asset-backed securities, which are bonds and notes where investors receive payments out of cash flows from the underlying accounts receivable, loans, corporate debt or sovereign debt that back the securities; and

•

structured credit derivatives, which are privately negotiated contracts that provide an investor with credit protection against the occurrence of a specific event such as a payment default or bankruptcy relating to an underlying obligation.

Ambac Assurance and its subsidiary Ambac Assurance UK Limited, which serve the global capital markets, are primarily engaged in guaranteeing public finance securities, mortgage-backed securities, asset-backed securities and other structured finance obligations. Global capital markets include the U.S. financial markets and international markets such as the United Kingdom, Italian, Japanese and Australian financial markets. Ambac Assurance is the successor of the founding financial guarantee insurance company, which wrote the first bond insurance policy in 1971.

Ambac Assurance seeks to minimize the risk inherent in its financial guarantee portfolio by maintaining a diverse portfolio which spreads its risk across a number of criteria, including issue size, type of obligation, geographic area and obligor, which is the entity responsible for making payments. In the case of default on a guaranteed obligation, payments under the financial guarantee policy generally may not be accelerated by the policyholder without Ambac Assurance’s consent. As of December 31, 2005 and September 30, 2006, Ambac Assurance’s net financial guarantee in force, after giving effect for reinsurance, was $726.6 billion and $794.6 billion, respectively.

Ambac Credit Products, LLC, a wholly owned subsidiary of Ambac Assurance, primarily provides credit protection in the global markets in the form of structured credit derivatives. Structured credit derivatives are privately negotiated contracts that require Ambac Credit to make payments upon the occurrence of certain defined credit events relating to an underlying obligation. Structured credit derivatives issued by Ambac Credit are guaranteed by Ambac Assurance. Ambac Credit generally enters into structured credit derivative contracts in which its exposure is to highly rated risks.

Ambac provides financial services and investment products principally to its financial guarantee clients which include municipalities and their authorities, school districts, health care organizations and asset-backed issuers.

Through its financial services subsidiaries, Ambac provides financial and investment products that include:

•	investment agreements, which are contracts between Ambac and a client that provide for the guaranteed return of principal invested and for the payment of interest at a guaranteed rate;

•	interest rate swaps, currency swaps and total return swaps; and

•	funding conduits, which are special purpose companies that help clients raise funds by issuing notes for the purpose of acquiring financial assets such as trade receivables.

We conduct our investment agreement business through our subsidiary, Ambac Capital Funding, Inc., or Ambac Capital. Ambac Capital provides investment agreements primarily to municipalities and their authorities, mortgage-backed security issuers, asset-backed security issuers and international issuers. The investment agreements written by Ambac Capital are guaranteed by Ambac Assurance. Investment agreements are primarily used by issuers to invest bond proceeds until the proceeds can be used for their intended purpose.

Ambac provides interest rate and currency swaps through its subsidiary, Ambac Financial Services, L.L.C. and total return swaps through its subsidiary Ambac Capital Services, L.L.C., primarily to states, municipalities and their authorities, issuers of asset-backed securities, investment banks and other entities in connection with their financings. The swaps provided by Ambac Financial Services and Ambac Capital Services are guaranteed by Ambac Assurance and provide a financing alternative that is intended to reduce an issuer’s overall borrowing costs and/or help manage their risk.

As a holding company, Ambac Financial Group, Inc. is largely dependent on dividends from Ambac Assurance to pay dividends on its capital stock, to pay principal of and interest on its indebtedness, to pay its operating expenses, to purchase its common stock in the open market and to make capital investments in its subsidiaries. Dividends from Ambac Assurance are subject to certain insurance regulatory restrictions.

Our principal executive offices are located at One State Street Plaza, New York, New York 10004 and our telephone number is (212) 668-0340.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. You can identify these statements by the fact that they do not relate strictly to historical or current facts and relate to future plans or objectives and results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong and are based on current expectations and the current economic environment. Ambac’s actual results may vary materially, and there are no guarantees about the performance of our securities. Among factors that could cause actual results to differ materially are:

•	changes in the economic, credit or interest rate environment in the United States and abroad;

•	the level of activity within the national and worldwide debt markets;

•	competitive conditions and pricing levels;

•	legislative and regulatory developments;

•	changes in tax laws;

•	the policies and actions of the United States and other governments;

•	changes in capital requirement or other criteria of rating agencies;

•	changes in accounting principles or practices that may impact Ambac’s reported financial results;

•	the amount of reserves established for losses and loss expenses;

•	default of one or more of Ambac’s reinsurers;

•	market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by Ambac;

•	prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to Ambac; and

•	other risks and uncertainties that have not been identified at this time.

Ambac is not obligated to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes.

AMBAC FINANCIAL GROUP, INC.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,										Nine Months Ended
	2005		2004		2003		2002		2001		September 30, 2006	September 30, 2005
Ratio of Earnings to fixed charges	18.3	x	18.1	x	16.0	x	13.3	x	14.4	x	16.2	18.1x

We computed the ratio of earnings to fixed charges by dividing earnings before income taxes and extraordinary items plus fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and one-third of rental payments under operating leases, an amount deemed representative of the appropriate interest factor. Since we did not have any preferred stock outstanding during the periods indicated above, our ratio of earnings to combined fixed charges and preference dividends for each relevant period will be the same as our ratio of earnings to fixed charges.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the common stock, preferred stock, debt securities and warrants that we may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and accompanying prospectus supplement contain all the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock were issued or outstanding as of February 6, 2007.

Common stock

Voting rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors.

Liquidation and dissolution. If we liquidate or dissolve, the holders of the common stock will be entitled to share in our assets available for distribution to common stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to

•	convert or exchange the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of our common stock are not required to make additional capital contributions.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “ABK.”

Transfer agent and registrar

Citibank, N.A. is the transfer agent and registrar for the common stock.

Removal of directors by stockholders

Delaware law provides that members of a board of directors may be removed, with or without cause, by a majority of the outstanding shares entitled to vote on the election of the directors.

Stockholder nomination of directors

Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director at least sixty, but not more than ninety, days prior to the date of the meeting for the election of directors. Except that if we give less than seventy days notice or prior public disclosure of the date for the meeting, then notice by a stockholder is timely if received by us no later than the close of business on the tenth day on which such notice was mailed or such public disclosure was made.

10% stockholder provision

Our subsidiary, Ambac Assurance, is a Wisconsin corporation and subject to the insurance and regulatory laws of the State of Wisconsin. Under Wisconsin insurance holding company laws, any acquisition of control of Ambac requires the prior approval of the Office of the Commissioner of Insurance of the State of Wisconsin. As a result, section 4.5 of our amended and restated certificate of incorporation provides that no stockholder may cast votes with respect to 10% or more of our voting stock, regardless of the actual number of shares of voting stock beneficially held by the stockholder. In addition, any voting stock held by a stockholder in excess of 10% will not count in the calculation of or toward a quorum at any meeting of stockholders. These voting restrictions will not apply to any stockholder whose acquisition or ownership of 10% or more of our voting stock has been approved by the Office of the Commissioner of Insurance of the State of Wisconsin.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder, or

•	any other transaction that would increase the 15% stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•

prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

•

the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred stock

General. We are authorized to issue 4,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. Our board of directors may, without stockholder approval, issue shares of preferred stock. The board can issue more than one series of preferred stock. The board has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

Conversion or exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for our debt securities, common stock, warrants or other preferred stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of our shares of common stock or other securities to be received by the holders of preferred stock to be adjusted.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be either senior debt securities that rank on an equal basis with all our other unsecured and unsubordinated debt, or they will be junior subordinated debt securities that will rank junior to all of our senior unsecured debt, including any senior subordinated debt.

The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which these general provisions may apply to that particular series of debt securities.

Our senior debt securities will be issued under a senior debt indenture, dated as of February 15, 2006. Our junior subordinated debt securities will be issued under a junior subordinated debt indenture. The trustee under both indentures is The Bank of New York. The senior debt indenture and the junior subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures”. Forms of the indentures have been filed with the SEC and are incorporated by reference as Exhibits 4.1 and 4.9 to the registration statement on Form S-3 under the Securities Act of 1933, of which this prospectus forms a part.

We have summarized all material provisions of the indentures below. You should read the indentures for further information. If we make no distinction in the following summaries between the senior debt securities and the junior subordinated debt securities or between the indentures, such summaries refer to any debt securities and either indenture.

General

The indentures allow us to issue either senior or junior subordinated debt securities from time to time under the applicable indenture without limitation as to amount. We may issue the debt securities in one or more series with the same or different terms.

Because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against the subsidiary.

We may sell debt securities at a substantial discount below their stated principal amount that bear no interest or below market rates of interest. The applicable prospectus supplement will describe the material federal income tax consequences and special investment considerations applicable to any such series of debt securities.

Provisions Generally Applicable to Both Senior and Junior Subordinated Debt Securities

Unless otherwise indicated, the following terms apply to both the senior debt securities and the junior subordinated debt securities and to both of the indentures.

Terms Specified in the Prospectus Supplement

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering.

With respect to either indenture, the prospectus supplement will include some or all of the following for a particular series of debt securities:

•	the title of debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the per annum interest rate or rates, if any, on the series and the date or dates from which any such interest will accrue;

•

whether the amount of payments of principal of and premium, if any, or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•

the dates or dates, or the method by which such date or dates will be determined or, in the case of the junior subordinated indenture, extended, on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest on the debt securities will be payable;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than $1,000 and integral multiples of $1,000;

•

the portion or methods of determining the portion of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default, as described below, if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of and premium, if any or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	the depositary for global or certificated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•

whether and under what circumstances we may from time to time, without the consent of holders of debt securities, issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the debt securities being offered, except for the issue price and issue date and, in some cases, the first interest payment date, whereby such additional securities will, together with the then outstanding debt securities, constitute a single class of debt securities under the applicable indenture, and will vote together on matters under the applicable indenture; and

•	any other terms of the debt securities consistent with the provisions of the applicable indenture.

With respect to the junior subordinated indenture, the prospectus supplement may also include some or all of the following for a particular series of debt securities:

•

our right, if any, and/or obligation, if any, at any time and/or from time to time, during the term of the junior subordinated debt securities of any series, to defer payments of interest on the junior subordinated debt securities of such series and the terms and conditions of such right and/or obligation, if applicable; and

•

our right, if any, and/or obligation, if any, to satisfy our obligation to pay interest then outstanding on and/or principal of the junior subordinated debt securities of a series by selling our common stock, warrants on common stock, securities mandatorily convertible into common stock or non-cumulative perpetual preferred stock or other qualifying securities specified in connection with establishment of the junior subordinated debt securities of such series to third parties that are not our subsidiaries (i.e., a “share settlement mechanism”), the proceeds of which shall be paid to the holders of the junior subordinated debt securities, in satisfaction of interest or principal, as applicable, then due on such junior subordinated debt securities and the terms and conditions of such right and/or obligation, if applicable.

Consolidation, Merger, Sale of Assets and Other Transactions

Under each of the indentures, so long as any debt securities are outstanding, we may not consolidate or merge with another corporation or convey, transfer or lease its properties or assets as an entirety or substantially as an entirety to another person, unless:

•	the successor or purchaser is a corporation organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the successor or purchaser expressly assumes our obligations under the applicable indenture and the applicable debt securities; and

•	immediately after the transaction, no Event of Default, and no event which, if notice was given and/or a certain period of time passed, would become an Event of Default, shall exist.

Except as described above, neither of the indentures nor the applicable debt securities contain change of control or similar provisions intended to protect you by requiring us to repurchase or redeem the debt securities if we become involved in a merger or other significant corporate event. In addition, except as described above, no indenture provisions prohibit us from entering into a merger or a significant corporate event.

Events of Default

Unless we tell you otherwise in an accompanying prospectus supplement, the following shall constitute “Events of Default” under each of the indentures with respect to each series of the applicable debt securities:

•	our failure for 30 days to pay any interest on any debt security of such series when due;

•	our failure to pay principal or premium, if any, on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;

•	our failure to perform any of our covenants with respect to such debt securities for 60 days after we receive notice of such failure; and

•	certain events of bankruptcy, insolvency or reorganization of Ambac, Ambac Assurance or any successor to the business of Ambac Assurance which is also a subsidiary of Ambac.

We are required to file with the trustee each year a written statement as to our compliance with certain of our obligations under each of the indentures.

Remedies

Under each of the indentures, if an Event of Default resulting from the failure to pay interest or principal or premium, if any, on the debt securities of any series exists, either the trustee or the holders of 25% in aggregate principal amount of outstanding debt securities of such series may declare the principal of all the outstanding debt securities of that series and all accrued interest on the applicable debt securities immediately due.

If one of the other Events of Default exists, either the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of all existing series, voting together as one class, may declare the principal of all the outstanding debt securities of all series and all accrued interest on the applicable debt securities immediately due.

Under certain conditions, these declarations may be annulled and defaults which have been cured may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series of the applicable debt securities, voting together as one class, whichever was required to make the declaration in the first place.

Before the principal of the debt securities of any series is declared immediately due as described above, the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series, voting together as one class, depending on the nature of the Event of Default, may waive any Event of Default other than an Event of Default:

•	resulting from a failure to pay principal of and premium, if any, or interest on any of the debt securities or

•	in respect of a provision of the applicable indenture which cannot be modified without the consent of the holder of each debt security affected by the modification.

If an Event of Default occurs, the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series of the applicable debt securities, voting together as one class, depending on the nature of the proceeding, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. However, unless the applicable indenture requires otherwise, the trustee is not under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of holders of applicable debt securities unless such holders offer indemnity reasonably satisfactory to the trustee.

Defeasance and Covenant Defeasance

We may, at our option, irrevocably deposit with the trustee money and/or United States government obligations in an amount that would be sufficient to pay the principal of and premium, if any, and interest on the debt securities of a series when each payment becomes due. If we do so, we may then elect to take advantage of the concept of defeasance, which allows us to be discharged from our obligations on the debt securities of such series, other than certain continuing obligations specified in each indenture relating to:

•	the transfer of debt securities;

•	the replacement of temporary or mutilated, lost or stolen debt securities; and

•	the place we maintain for payments of the debt securities.

Alternately, we may elect to take advantage of the concept of covenant defeasance, which allows us to be discharged from our obligations with respect to the debt securities of such series under certain covenants.

Notwithstanding the deposit of funds and/or United States government obligations described above, in order to effect defeasance or covenant defeasance, each indenture requires us to deliver to the trustee an opinion of counsel that the contemplated defeasance or covenant defeasance will not cause the holders of debt securities of the relevant series to recognize income, gain or loss for federal income tax purposes.

Modification and Waiver

Under each of the indentures, Ambac and the trustee may supplement the applicable indenture for certain purposes which would not materially adversely affect the interests of the holders of debt securities of a series without the consent of those holders. Ambac and the trustee may also modify the applicable indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all affected series, voting together as one class.

However, under either indenture, the following modifications and amendments will not be effective against any holder without its consent:

•

a change the maturity or reduce the principal amount of any debt securities, reduce their interest rate or extend the time of interest payments, reduce any amount payable upon redemption of any debt securities or impair or affect the right of any holder of debt securities to institute suit for payments on the debt securities or

•	certain changes to the requirements for modification of the applicable indenture or any supplemental indenture.

In addition, under the junior subordinated indenture, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the manner of calculating payments due on the junior subordinated debt securities of any series in a manner adverse to holders of such junior subordinated debt securities;

•

a change in the place of payment for any payment on the junior subordinated debt securities of any series that is adverse to holders of such junior subordinated debt securities or a change in the currency in which any payment on such junior subordinated debt securities is payable; and

•	a change in the subordination of the junior subordinated debt securities of any series in a manner adverse to holders of such junior subordinated debt securities.

Each of the indentures permits the holders of a majority in aggregate principal amount of the outstanding debt securities of all series, voting together as one class, to waive our compliance with certain covenants contained in the applicable indenture.

Payment and Paying Agents

We will make payment of principal of and premium, if any, and interest on debt securities at the place we designate. We may, at our option, make payments of interest by check mailed to the address of the person entitled to receive such interest payment according to the register for the debt securities or by transfer to an account of such person. Interest payments will be made to the person in whose name a debt security is registered as of a certain number of days prior to the relevant payment date. Although we may designate additional paying agents or remove paying agents, we will at all times maintain a paying agent in each place we designate for payment.

If the debt securities are represented by global certificates, payments will be made to The Depository Trust Company.

Denominations, Registrations and Transfer

Unless we tell you otherwise in an accompanying prospectus supplement, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company. In such case, each owner’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

Beneficial interests in a global security may only be exchanged for certificated securities registered in the particular owner’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934, as amended, and no successor depositary has been appointed for 90 days;

•	we determine, in our sole discretion, that the global security shall be exchangeable; or

•	an Event of Default has occurred and is continuing.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by Ambac under the applicable indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

Each of the indentures and the applicable debt securities will be governed by the laws of New York.

Our Relationship with the Trustee

The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of Ambac, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of those claims, as security or otherwise. The Bank of New York, as trustee, is permitted to engage in other transactions with Ambac and its subsidiaries from time to time, provided that if The Bank of New York acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

The trustee under the indentures, The Bank of New York, occasionally acts as trustee in connection with obligations insured by Ambac and its subsidiaries. The Bank of New York is also acting as a trustee in connection with certain debt obligations that were previously issued by us and as a creditor under the $400 million revolving credit facility entered into by Ambac and its subsidiary Ambac Assurance Corporation. In addition, we have various business dealings with affiliates of the trustee.

Conversion or exchange rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock, warrants or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of our shares of common stock, shares of preferred stock, warrants or other debt securities to be received by the holders of such series of debt securities to be adjusted.

Provisions Applicable Solely to Senior Debt Securities

Unless we tell you otherwise in an accompanying prospectus supplement, the following restrictive covenants shall apply with respect to each series of our senior debt securities:

Limitation on Liens. So long as any senior debt securities are outstanding, neither Ambac nor any of its subsidiaries will create, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of Ambac Assurance, any successor to the business of Ambac Assurance which is also a subsidiary of Ambac or any corporation, other than Ambac, having direct or indirect control of Ambac Assurance or any such successor. However, this restriction will not apply if the senior debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

Limitations on Dispositions of Stock of Certain Subsidiaries. So long as any debt securities are outstanding and subject to the provisions of the senior indenture regarding mergers, consolidations and sales of assets, neither Ambac nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock of Ambac Assurance, any successor to the business of Ambac Assurance which is also a subsidiary of Ambac or any corporation, other than Ambac, having direct or indirect control of Ambac Assurance or any such successor, except for:

•	a sale or other disposition of any of such stock to a wholly-owned subsidiary of Ambac or of such subsidiary;

•	a sale or other disposition of all of such stock for at least fair value, as determined by Ambac’s board of directors acting in good faith, or

•

a sale or other disposition of any of such stock for at least fair value, as determined by Ambac’s board of directors acting in good faith, if, after such transaction, Ambac and its subsidiaries would own more than 80% of the issued and outstanding voting stock of Ambac Assurance or any such successor.

Provisions Applicable Solely to Junior Subordinated Debt Securities

General

Our junior subordinated debt securities will be issued under the junior subordinated indenture. Holders of junior subordinated debt securities should recognize that contractual provisions in the junior subordinated debt indenture may prohibit us from making payments on these securities. The junior subordinated debt securities will rank on an equal basis with certain of our other junior subordinated debt that may be outstanding from time to time and will rank junior to all of our senior indebtedness, as defined below, including any senior debt securities that may be outstanding from time to time.

If we issue junior subordinated debt securities, the aggregate principal amount of senior indebtedness outstanding as of a recent date will be set forth in the applicable prospectus supplement. Neither the senior nor the junior subordinated debt indenture restricts the amount of senior indebtedness that we may incur.

Subordination

The payment of the principal of, and premium, if any, and interest on the junior subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the junior subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal of, and interest and premium (if any) on, the following:

•	all indebtedness of Ambac (other than indebtedness issued pursuant to the junior subordinated indenture), whether outstanding on the date of the issuance of the junior subordinated debt securities of any series or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, bond, indenture or similar instrument;

•	all obligations of Ambac under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of Ambac’s reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

•	all obligations of the types referred to in the preceding bullet points of another person, the payment of which Ambac is responsible or liable as guarantor or otherwise;

•	any agreements or obligations to pay deferred purchase price or conditional sales agreements other than in the ordinary course of business;

•

all obligations of the types referred to in the preceding bullet points of another person secured by any lien on any property or assets of Ambac (whether or not that obligation has been assumed by Ambac); and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

The junior subordinated debt securities will rank senior to all of our equity securities, including any preferred stock we may issue in the future.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business and (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the junior subordinated debt securities of any series.

The junior subordinated indenture provides that, unless all principal of, and any premium or interest on, the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment or other distribution may be made with respect to the junior subordinated indebtedness in the following circumstances.

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Ambac, its creditors or its property;

•	any proceeding for the liquidation, dissolution or other winding-up of Ambac, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by Ambac for the benefit of creditors;

•	any other marshaling of the assets of Ambac;

•

a default in the payment of principal, premium, if any, sinking fund or interest with respect to any of our senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

•

an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on the junior subordinated debt securities cease, is given to Ambac by the holders of senior indebtedness unless and until such default in payment or event of default has been cured or waived or ceases to exist.

A merger, consolidation or conveyance of all or substantially all of our assets on the terms and conditions provided in the junior subordinated indenture will not be deemed a liquidation, dissolution or winding-up for the purposes of these subordination provisions.

Notwithstanding the foregoing subordination provisions, we may make payments or distributions on the junior subordinated debt securities of any series so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•

payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of such junior subordinated debt securities.

If the holders of junior subordinated securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of junior subordinated debt securities will have to repay that amount to the holders of the senior debt securities or to the trustee.

Subrogation

After the payment in full of all senior indebtedness, the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the junior subordinated debt securities are paid in full. Under these subrogation provisions, no payments or distributions to the holders of senior indebtedness which otherwise would have been payable or distributable to holders of the junior subordinated debt securities will be deemed to be a payment by us to holders of or on the account of the senior indebtedness. These provisions of the junior subordinated indenture are intended solely for the purpose of defining the relative rights of the holders of the junior subordinated debt securities and the holders of the senior debt securities. Nothing contained in the junior subordinated indenture is intended to impair our absolute obligation to pay the principal of and premium and interest on the junior subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the junior subordinated debt securities and our creditors other than the holders of the senior indebtedness. These subrogation provisions of the junior subordinated indenture will not prevent the holder of any junior subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of that security, subject to the rights of subordination described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities, preferred stock or common stock. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt securities, preferred stock or common stock at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•

the designation and terms of our debt securities, preferred stock or common stock, if any, with which the warrants are to be issued and the number of warrants issued with each such debt security, preferred stock or common stock;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Ambac. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on our internet site at www.ambac.com. Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filed on March 13, 2006);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 (filed on May 10, 2006), June 30, 2006 (filed on August 9, 2006) and September 30, 2006 (filed on October 8, 2006);

•

Current Reports on Form 8-K filed on January 25, 2006, January 27, 2006, April 26, 2006, July 26, 2006, August 22, 2006, September 25, 2005, October 25, 2006, October 27, 2006, December 8, 2006, January 31, 2007 and February 2, 2007;

•

portions of our Definitive Proxy Statement on Schedule 14A filed on May 2, 2006 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Registration Statements on Form 8-A dated June 12, 1991 and February 28, 1996; and

•	Annual Report of Employee Stock Purchase Plans on Form 11-K (filed on June 27, 2006).

We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents deemed not to be filed and any documents filed pursuant to Item 402(a)(8) of Regulation S-K under the Securities Act.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Peter R. Poillon, Managing Director, Investor Relations, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (telephone number (212) 208-3333 or at ppoillon@ambac.com).

LEGAL OPINIONS

Anne Gill Kelly, Esq., Managing Director, Corporate Secretary and Assistant General Counsel of Ambac, One State Street Plaza, New York, New York 10004, and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York 10036 will act as our legal counsel. Anne Gill Kelly, Esq. will issue an opinion about the legality of the securities. Anne Gill Kelly, Esq. beneficially owns, or has the right to acquire under Ambac’s employee benefit plans, an aggregate of less than 1% of Ambac’s common stock.

EXPERTS

Ambac Financial Group’s consolidated financial statements and related financial statement schedules as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to changes, in 2003, in Ambac Financial Group’s method of accounting for variable interest entities and stock-based compensation.

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Ambac Financial Group, Inc.

Directly-Issued Subordinated Capital Securities (DISCSSM)

P R O S P E C T U S  S U P P L E M E N T

February     , 2007

Joint Book-Running Managers

Citigroup

Sole Structuring Advisor

Goldman, Sachs & Co.

JPMorgan

HSBC

Lehman Brothers

Merrill Lynch & Co.

UBS Investment Bank

Wachovia Securities